Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”), is made and entered into this 17th day of September, 2011, by and between Wright Medical Group, Inc. (“Company”), a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 5677 Airline Road, Arlington, Tennessee 38002, and Robert J. Palmisano (“Executive”), whose residence address is 2609 Barcelona Drive, Fort Lauderdale, Florida 33301.
     WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer to report to the Chairman of the Board and the Executive Committee of the Company’s Board of Directors; and
     WHEREAS, the Company and the Executive desire to set forth the terms and conditions of Executive’s employment with the Company as the President and Chief Executive Officer;
     NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, Company and Executive agree as follows:
     1. Definitions. For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:
          1.1. “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
          1.2. “Board” means the board of directors of the Company.
          1.3. “Cause” means:
               1.3.1. (i) the willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), as determined by the Board in its sole discretion, which failure amounts to an intentional and extended neglect of the Executive’s duties; (ii) the determination in the sole discretion of the Board that the Executive has engaged or is about to engage in conduct materially injurious to the Company; (iii) the determination by the Board that the Executive has engaged in or is about to engage in conduct that is materially inconsistent with the Company’s legal and healthcare compliance policies, programs or obligations; (iv) Executive’s bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies; (v) the Executive’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; and/or (vi) the Executive’s participation in activities proscribed in Sections 17.1, 17.3, and 17.4 or the material breach by Executive of any other material covenants contained herein. For the purposes of clause (i) of this definition, no act, or failure to act, on the Executive’s part shall be deemed to be “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company.

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Employment Agreement — Robert J. Palmisano

               1.3.2. Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause for any reason other than clauses (iv) and (v) of Section 1.3.1 unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause and, following such cure period, if any, the Executive is given an opportunity to be heard before the full Board and after such hearing a majority of the entire Board, acting in good faith, votes to terminate the Executive’s employment for Cause.
          1.4. “Change in Control” shall be deemed to have occurred on or immediately before the effective date on which any of the following occurs with regard to Company or its subsidiary Wright Medical Technology, Inc. (both or either of which are collectively referred to as “Company” for purposes of this definition):
               1.4.1. the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (for purposes of this Section 1.4, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition pursuant to an initial public offering of shares of common stock of the Company pursuant to a registration statement declared effective under the Securities Act of 1933, as amended; (x) any acquisition by the Company or any “affiliate” of the Company, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”); (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; or (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A), (B), and (C) of Section 1.4.2 of this definition (persons and entities described in clauses (w), (x), (y) and (z) being referred to herein as “Permitted Holders”);
               1.4.2. the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or

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more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Permitted Holder referred to in clause (w), (x) or (y) of Section 1.4.1) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for such Business Combination;
               1.4.3. the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company;
               1.4.4. the sale of at least 80% of the assets of the Company; or
               1.4.5. the individuals who on the date of this Agreement constitute the Board thereafter cease to constitute at least a majority thereof; provided, however, that any person becoming a member of the Board subsequent to the date of this Agreement and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board immediately prior to such vote shall be considered a member of the Board on the date of this Agreement.
          1.5. “Code” means the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder, as in effect from time to time.
          1.6. “Compensation Committee” means the compensation committee of the Board.
          1.7. “Competitive Business” means the development, manufacturing, supplying, producing, selling, distributing, marketing or providing for sale of any product, device, instrument or intellectual property, created, developed, manufactured or sold by the Company or any of its Affiliates or subsidiaries and which is material to the business of the Company, Affiliate or subsidiary, in each case as of the Executive’s Date of Termination.
          1.8. “Disability” means the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities for a period of 120 consecutive days as determined by a medical doctor selected by Executive and the Company. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.
          1.9. “Good Reason” means:

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Employment Agreement — Robert J. Palmisano

               1.9.1. The occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected by the Company prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 13.1 hereof):
                    1.9.1.1. the assignment to the Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to the president and chief executive officer of a public corporation comparable in size and complexity to the Company and its consolidated subsidiaries, such range to be determined by reference to reasonable corporate governance practices within the United States;
                    1.9.1.2. a material and adverse change in the Executive’s titles, authority as President and Chief Executive Officer of the Company, duties, responsibilities or reporting lines, including, without limitation, (i) failure to elect or re-elect the Executive as President and Chief Executive Officer of the Company, (ii) failure to elect or re-elect the Executive as President and Chief Executive Officer of Wright Medical Technology, Inc., (iii) failure to elect or re-elect Executive to the Board of the Company, the board of directors of Wright Medical Technology, Inc., or the board of directors of any successor companies, or (iv) the failure of the Executive to be the most senior executive officer of the Company (and, following a Change in Control, of any successor to the Company or the successor’s ultimate parent);
                    1.9.1.3. a material reduction (i.e., more than seven percent (7%) by the Company in the Executive’s aggregate annualized compensation (including target bonus opportunity as a percentage of Base Salary) and benefits opportunities or the failure to continue in effect any material benefit plan in which the Executive is participating, except for an across the board reduction or modification to any benefit plan affecting all executives of the Company;
                    1.9.1.4. the failure by the Company to pay to the Executive any portion of the Executive’s current compensation and benefits, including the granting of the annual equity grants, under this Agreement (including its Exhibits) or under any plan, program or policy of, or other contract or agreement with, the Company or any of its Affiliates, within thirty (30) days of the date such compensation and/or benefits are due;
                    1.9.1.5. the failure by the Company to obtain a satisfactory agreement from any successor of the Company or Wright Medical Technology, Inc. requiring such successor to assume and agree to perform the Company’s obligations under this Agreement;
                    1.9.1.6. the failure of the Company to provide indemnification and D&O insurance protection as required in Section 15 of this Agreement;
                    1.9.1.7. the failure of the parties to agree on an alternative compensation arrangement for incentive equity compensation for the Executive if and as required by Section 5.3.2;

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                    1.9.1.8. the relocation of the Executive’s principal place of employment immediately prior to such move (the “Principal Location”) to a location which is more than forty (40) miles from the Principal Location; or
                    1.9.1.9. the material breach by the Company of any of the other provisions of this Agreement which is not cured following notice and a reasonable period of time to cure such breach.
               1.9.2. Notwithstanding any of the foregoing, placing the Executive on a paid leave for up to sixty (60) days pending a determination by the Board of whether there is a basis to terminate the Executive for Cause shall not constitute a Good Reason.
               1.9.3. The Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In all events, if the Executive fails to deliver Notice of Termination with respect to a termination of his employment for Good Reason within one hundred twenty (120) days after the Executive becomes aware of the event giving rise to such right to terminate, he shall be deemed to waive his right to terminate for Good Reason with respect to such event.
          1.10. “Involuntary Termination” means (a) a termination of employment by the Company other than for Cause, death or Disability, or (b) the Executive’s resignation of employment for Good Reason.
          1.11. “Person,” unless otherwise defined, has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that the term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the stock in the Company, or (v) a person or group as used in Rule 13d-1(b) promulgated under the Exchange Act.
     2. Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions herein set forth. The employment shall begin on September 17, 2011 which shall be the “Effective Date” under the terms of this Agreement.
     3. Positions; Duties and Authorities. During the Term, the Executive shall be engaged as the President and Chief Executive Officer of the Company and its wholly owned subsidiary Wright Medical Technology, Inc. and shall report solely to the Chairman of the Board and the Executive Committee of the Board of Directors of the Company and hereby promises to perform and discharge faithfully and to the best of his abilities his duties hereunder. The

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Employment Agreement — Robert J. Palmisano

Executive shall have such duties and authorities as are customarily associated with the positions of president and chief executive officer of a public corporation comparable in size and complexity to the Company and shall also perform such other duties which may be assigned to him from time to time by the Board in connection with the conduct of the Company’s business and which are consistent with his positions. Promptly after the Effective Date, the Executive shall be appointed as a member of the Board and he shall be nominated by the Board for election as a member of the Board at each annual meeting of stockholders of the Company held during the Term. During the Term, the Executive shall be a member of the board of directors of Wright Medical Technology, Inc. Executive may also be appointed to other positions with the Company or its Affiliates consistent with his leadership role as President and CEO of the Company.
     4. Extent of Services. During the Term, the Executive shall devote his business time, attention, and energies to the business of the Company and shall not, without the approval of the Company, during the Term, be engaged in any other business activity, regardless of whether such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this requirement shall not be construed as preventing the Executive from (a) investing his personal assets in any business that is not a Competitive Business with the Company in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, (b) purchasing securities in any corporation engaged in a Competitive Business with the Company whose securities are regularly traded on the NASDAQ Stock Market, a national or regional stock exchange, or the over-the-counter market, provided that such purchase shall not result in his collectively owning beneficially at any one time one percent (1%) or more of the equity securities of such corporation or (c) engaging in charitable activities or serving on the boards of trade associations and/or non-profit organizations (including Providence College). Nothing in this Section 4 shall prevent the Executive from continuing to serve on the board of directors of Bausch & Lomb Incorporated (and retaining compensation with respect thereto). Nothing in this Section 4 shall prevent the Executive from serving on the board of directors of any other company (and retaining compensation with respect thereto), provided the Board has provided written approval of each other directorship held or proposed to be held by the Executive (which approval shall not be unreasonably withheld).
     5. Compensation Matters.
          5.1. Base Salary. For services rendered under this Agreement, the Company shall pay the Executive a base annualized salary of $750,000 ( “Base Salary”), which shall be payable (after deduction of applicable payroll taxes) in accordance with the Company’s customary payroll practices in effect from time to time, but in all events no less frequently than semi-monthly. During the Term, the Executive’s Base Salary shall be reviewed at least annually by the Board for increase. After any such increase, “Base Salary” as that term is used in this Agreement shall thereafter refer to the Base Salary as so increased. Base Salary shall not be reduced at any time without the Executive’s prior written consent.
          5.2. Incentive Bonus. During the Executive’s employment hereunder, in addition to the Base Salary, the Executive shall be eligible to receive an annual performance

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Employment Agreement — Robert J. Palmisano

incentive bonus (an “Incentive Bonus”) in accordance with the terms and subject to the conditions of the Company’s Executive Performance Incentive Plan, as the same may be amended from time to time (the “Incentive Plan”). The performance goals shall be established by the Compensation Committee in consultation with the Executive and shall be reasonable and attainable in light of the Company’s circumstances and the compensation practices of peer companies. The Executive’s entitlement to receive an Incentive Bonus for any calendar year will depend on whether, and to what extent, the performance goals established for such year by the Compensation Committee in accordance herewith have been achieved. The Incentive Bonus, if any, payable to the Executive for any calendar year is targeted at 100% of Base Salary and shall not exceed 200% of the Base Salary earned by the Executive in such year. The Compensation Committee shall determine in good faith the Executive’s entitlement to an Incentive Bonus based on the achievement of such performance goals as soon as reasonably practicable after the end of each calendar year. The Company shall pay the Incentive Bonus, if any, to the Executive within ten (10) days after the Compensation Committee makes such determination and in any event not later than March 15 of the year following the calendar year in which the services upon which the Incentive Bonus is based were performed. For 2011, the annual Incentive Bonus is guaranteed at the target rate of 100% of Base Salary on a prorated basis for the balance of the year of 2011 determined as if the Executive commenced employment on September 1, 2011.
          5.3. Equity Awards.
               5.3.1 On the Effective Date, the Executive shall receive an award of non-qualified stock options covering 610,000 shares of the Company’s common stock as inducement options in accordance with the exception provided in NASDAQ Marketplace Rule 5635(c)(4). Except as otherwise provided in Section 13 hereof, the options granted to the Executive pursuant to this Section shall vest on a cumulative basis with thirty three and 1/3 percent (33 1/3%) of the total vesting each succeeding year on the anniversary of the Effective Date of this Agreement. The exercise price of the options shall be equal to the closing price of the Company’s common stock on NASDAQ on September 16, 2011, which is the fair market value of a share of the Company’s common stock on the Effective Date.
                    5.3.1.1 The options evidenced by this Section, to the extent such right with respect thereto shall not previously have been exercised or sooner terminated, shall expire and be rendered null and void at 5:00 p.m., Memphis, Tennessee time, on September 17, 2021.
                    5.3.1.2 Specific terms and conditions of this inducement stock grant shall be governed by the Inducement Stock Option Grant Agreement attached hereto as Exhibit A (“Grant Agreement”). This will include, for example, vesting, change in control and term of the options. Any conflict between this Agreement and the Grant Agreement shall be controlled by the Grant Agreement
               5.3.2 During the Term, the Executive shall receive an annual equity grant at the date selected by and in the sole discretion of the Board of Directors as the date of the annual grant (this has in recent years been on the date of the first Board of Directors meeting

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following the annual shareholders meeting and in all events shall be no later than the date an annual equity grant is made to any other senior executive). This annual equity grant shall be equal in value to 300% of the Base Salary and may be composed of both non-qualified stock options (valued based on the Black-Scholes option valuation model and using the valuation in the Company’s annual report) and restricted stock (valued in the sole discretion of the Compensation Committee acting reasonably). The composition of the annual equity grant shall be determined in the sole discretion of the Compensation Committee acting reasonably; provided that in all events, the value of the portion of such grant which is comprised of non-qualified stock options shall be no less, as a percentage of Base Salary, in the case of the Executive than in the case of other senior executives. The Company agrees that it will seek shareholder approval of an increase in the number of shares available under the Company’s 2009 Equity Incentive Plan (“Equity Plan”) sufficient to meet the Company’s obligations under this Section. In the event that the Company is unsuccessful in obtaining shareholder approval of the necessary increase, the parties will negotiate in good faith to agree on an alternative compensation arrangement for the Executive of equal cash value as of the time payable.
               5.3.3 The grants of stock options or other awards under Section 5.3.2 are subject to the terms of the Equity Plan which is attached hereto as Exhibit B and the applicable Stock Option Grant Agreement (“Option Agreement”) attached hereto as Exhibit C or the applicable Restricted Stock Grant Agreement (“Restricted Agreement”) attached hereto as Exhibit D.
          5.4 Fringe Benefits. Subject to the provisions of Section 9, the Executive shall be eligible to receive and to participate in programs for such fringe benefits (including, without limitation, medical and disability insurance and retirement benefits) as the Company may make available generally to its executive officers from time to time during the Term. The Executive shall be responsible for making any generally applicable employee contributions required under such fringe benefit programs.
     6. Sick Leave and Vacation. During the Term, the Executive shall be entitled to annual vacation of at least four (4) weeks, or such greater time period if permitted by Company policy, to be taken at his discretion in a manner consistent with his obligations to the Company under this Agreement. The actual dates of such vacation periods shall be agreed upon through mutual discussions between the Chairman of the Board and the Executive; provided, however, that the Company shall have the ultimate decision with respect to the actual vacation dates to be taken by the Executive, which decision shall not be unreasonable. The Executive also shall be entitled to sick leave consistent with Company policy.
     7. Annual Physical. During the Term, the Executive will be provided an annual physical examination at the expense of the Company to be conducted by LifeSigns in Memphis, Tennessee or by such other organization as may be agreed between the Executive and the Chairman of the Board of Directors.
     8. Temporary Living Allowance and Home Travel. During the Term, the Executive shall receive $7,500 per month as an allowance for temporary housing and automobile

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Employment Agreement — Robert J. Palmisano

expenses. In that connection, it is anticipated by the parties that the Executive may enter into a lease (the “Lease”) for temporary housing in or near Arlington, Tennessee with duration of up to twelve months. Additionally, Executive shall be reimbursed for reasonable travel expenses between Arlington, Tennessee and the Executive’s homes consistent with the travel policies of the Company. All such travel expenses shall be reimbursed upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data. To the extent that these reimbursements are not deductible by the Executive for income tax purposes, such amounts will be “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. These additional gross-up payments shall be made after the end of each calendar year so as to be able to more effectively identify the additional tax impact and in all events shall be paid consistent with Treasury Regulation 1.409A-3(i)(1)(v).
     9. Insurance. During the Term, the Executive shall receive an annual taxable reimbursement of up to $1,000 for personal insurance premiums. At any time during the Term, the Executive shall be entitled to elect to provide medical and/or disability insurance personally and, if he so elects, he will not be eligible to participate in the medical and disability insurance programs provided by the Company. Following any such election, the Executive shall receive during the Term an additional monthly taxable reimbursement for personal health and disability insurance premiums of up to $900.00 (or such greater amount that would be otherwise paid by the Company for medical and disability coverage for Executive and his spouse under the medical and disability benefit programs provided by the Company at that time.)
     10. Financial Planning. During the Term, the Executive shall receive an annual taxable reimbursement of up to $5,000 for financial and tax planning and tax preparation.
     11. Expenses. During the Term, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in performance of his duties under this Agreement. Expenses shall be reimbursed upon the Executive’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.
     12. Term. Executive’s employment by the Company under this Agreement shall commence on the Effective Date and shall expire at the close of business on the third anniversary of the Effective Date unless otherwise extended by written agreement (the “Expiration Date”). Notwithstanding the foregoing but subject to Section 13, the Company, in its sole and absolute discretion, or the Executive may terminate the Executive’s employment hereunder.
          12.1 Any separation from employment with the Company shall be governed by this Agreement, provided, however, that, except as otherwise specifically provided herein, the Executive specifically agrees to provide ninety (90) days notice of Executive’s intent to leave the Company or retire from the Company.
          12.2 Commencing on the second (2nd) anniversary of the Effective Date (and each anniversary of the Effective Date thereafter), the Term shall automatically be extended for one (1) additional year, unless at least thirty (30) days prior to such date, the Company or the

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Executive shall give written notice to the other party that it or he, as the case may be, does not wish to extend this Agreement.
          12.3 For all purposes hereof, the term of this Agreement, as extended from time to time, is referred to as the “Term.”
     13. Termination and Effects of Termination.
          13.1 Notice and Date of Termination.
               13.1.1 Notice. Any termination of the Executive’s employment by the Company or by the Executive prior to the Expiration Date shall be communicated by a written notice of termination to the other party (the “Notice of Termination”). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon for termination of the Executive’s employment under the provision so indicated.
               13.1.2 Date. The date of the Executive’s termination of employment with the Company (“Date of Termination”) shall be determined as follows:
                    13.1.2.1 If due to the Company terminating the Executive’s employment, either with or without Cause, the Date of Termination shall be the date specified in the Notice of Termination; if for Cause, the Date of Termination shall be after the requisite Board vote; if other than Cause, the Date of Termination shall not be less than two (2) weeks from the date such Notice of Termination is given, unless the Company elects to pay the Executive for that period in lieu of notice. Any such payment in lieu of notice would be in addition to any payments provided pursuant to Sections 13.3 or 13.4.
                    13.1.2.2 If due to death, the Date of Termination is the date of death. If due to Disability, the Date of Termination is the date the party terminating the Executive’s employment for Disability provides written notice of termination due to Disability.
                    13.1.2.3 If the basis of the Executive’s Involuntary Termination is the Executive’s resignation for Good Reason, the Date of Termination shall be determined by the Company, but shall not be less than two (2) weeks nor more than eight (8) weeks from the date Notice of Termination is given.
                    13.1.2.4 If the basis of the Executive’s termination is the Executive’s resignation for reasons other than Good Reason or if Executive gives notice of retirement, the Date of Termination shall be determined by the Company after the Company receives notice as set forth in Section 12.1.
                    13.1.2.5 If the basis of the Executive’s termination is the expiration of the Term following notice of non-renewal of the Term, the Date of Termination shall be the last day of the applicable Term.

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                    13.1.2.6 Notwithstanding the foregoing, for any compensation that qualifies as non-qualified compensation under Code Section 409A, the Date of Termination shall be the date the Executive experiences a “separation from service” within the meaning of Code Section 409A.
                    13.1.2.7 Notwithstanding anything contained herein, this Agreement shall automatically terminate and be of no further force and effect and no benefits shall be payable hereunder in the event that, following a transaction that results in a Change in Control, (A) the Executive is offered employment by the successor to the Company in the capacities of president, chief executive officer and as a member of the board of directors of such entity (and if there is an ultimate parent, the parent entity), (B) the entity offering employment is and remains a public corporation, (C) the Executive is offered the opportunity to enter into an employment agreement containing terms which are no less favorable to him than those which are contained in this Agreement, including, without limitation, terms with respect to compensation (including Base Salary, target bonus opportunity and annual equity awards), benefits, perquisites and severance, but (D) the Executive declines to accept such offer. Notwithstanding the foregoing, in all events, the Executive’s outstanding equity awards shall fully vest immediately prior to a Change in Control and Sections 15, 17 and 21.9 shall survive any termination of this Agreement.
          13.2 Termination from the Board and any Offices Held. Upon termination of the Executive’s employment for any reason, the Executive agrees the Executive’s membership on the Board, the board of directors of any of the Company’s Affiliates, any committees of the Board, any committees of the board of directors of any of the Company’s Affiliates and any and all offices held, if applicable, shall be automatically terminated. Executive hereby agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.
          13.3 Severance Benefits upon Involuntary Termination Prior to Change in Control or After the CIC Protection Period Expires. In the event of the Involuntary Termination of the Executive’s employment prior to a Change in Control or after the expiration of the CIC Protection Period (as defined in Section 13.4), the Company shall, upon the execution of the Release required in Section 17.5, pay to the Executive the following Non-Change in Control Severance Payment in the following amounts and manner:
               13.3.1 The total severance payment will be equal to twenty four months multiplied by monthly Base Salary times two (2) (which is intended by the parties to represent Base Salary plus target bonus for two years).
               13.3.2 The payment will be paid in a lump sum, less all applicable taxes withheld, on the 60th day following the Date of Termination. The payment of severance is specifically conditioned on and designated as consideration for execution of the Release required in Section 17.5 and compliance with Executive’s covenants outlined in Sections 17.1, 17.3 and 17.4.

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Employment Agreement — Robert J. Palmisano

               13.3.3 In addition to the Non-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits:
                    13.3.3.1 Accrued Obligations. The Company shall pay to the Executive a lump sum amount in cash on the next payroll date immediately following the Date of Termination equal to the sum of (i) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid, (ii) an amount equal to the target annual incentive for the calendar year of termination, less any payments thereof already made during the calendar year of termination, (iii) an amount equal to the value of any accrued and/or untaken vacation, if any, (iv) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of the Executive’s duties in accordance with the policies established from time to time by the Board and payment of any allowances due but unpaid under Sections 8, 9 or 10, and (v) until the expiration of the Lease, a monthly amount equal to the monthly rental payable by the Executive with respect to the Lease; and, in addition, (vi) the Executive shall remain entitled to all payments, benefits or entitlements pursuant to Sections 15, 21.9 and 21.15 and any other plan, program or policy of, or any contract or agreement with, the Company, including, without limitation, any long-term incentive plans or the Indemnification Agreement. (The amounts or entitlements specified in clauses (i), (ii), (iii), (iv) and (v) shall be hereinafter referred to as the “Accrued Obligations”.)
                    13.3.3.2 Equity Based Compensation. All equity-based incentive awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the Equity Plan and the applicable Option Agreement or the applicable Restricted Agreement. All inducement grants shall be governed by the terms of the Grant Agreement.
                    13.3.3.3 Welfare Benefits. The Executive (and his eligible dependents) shall be eligible for health and dental coverage as provided for under COBRA, using the normal COBRA administration process of the Company. The Company shall pay directly the cost of COBRA participation. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided. Notwithstanding the foregoing, if the Executive has elected pursuant to Section 9 to provide medical insurance personally, the Company shall continue to reimburse Executive on the same terms as provided in Section 9 for a period of twelve (12) months and the foregoing provision with respect to COBRA shall not apply.
                    13.3.3.4 Outplacement Benefits. The Executive shall receive outplacement assistance and services following the Date of Termination for a period of twelve (12) months. These services will be provided by a national firm whose primary business is outplacement assistance, selected by the Company. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease.
                    13.3.3.5 Financial Planning Services. The Executive shall receive financial planning services for a period of twelve (12) months following

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the Date of Termination, at a level consistent with the benefits provided under the Company’s financial planning program for the Executive and this Agreement as in effect immediately prior to the Date of Termination.
                    13.3.3.6 Annual Physical. The Executive shall, within the twelve (12) months following the Date of Termination, receive an annual physical consistent with the physical provided under the Company’s annual physical program as in effect immediately prior to the Date of Termination.
          13.4 Severance Benefits upon Involuntary Termination in Connection with and after a Change in Control. Notwithstanding the provisions of Section 13.3 above, in the event of the Involuntary Termination of the Executive within twenty-four (24) months following a Change in Control (“CIC Protection Period”), the Company shall, upon the execution of the Release required in Section 17.5, pay to the Executive the following Post-Change in Control Severance Payment in the following amounts and manner:
               13.4.1 The total payment will be equal to thirty six months multiplied by the monthly Base Salary times two (2) (which is intended by the parties to represent Base Salary plus target bonus for three years).
               13.4.2 The payment will be paid in a lump sum, less all applicable taxes withheld, on the 60th day following the Date of Termination. The payment of severance is specifically conditioned on and designated as consideration for execution of the Release required in Section 17.5 and compliance with Executive’s covenants outlined in Sections 17.1, 17.3 and 17.4.
               13.4.3 In addition to the Post-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits:
                    13.4.3.1 Accrued Obligations. The Company shall pay or provide to the Executive the Accrued Obligations.
                    13.4.3.2 Equity Based Compensation. All equity-based incentive awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the Equity Plan and the applicable Stock Option Agreement or the applicable Restricted Agreement. All inducement grants shall be governed by the terms of the Grant Agreement.
                    13.4.3.3 Welfare Benefits. The Executive (and his eligible dependents) shall be eligible for health and dental coverage as provided for under COBRA, using the normal COBRA administration process of the Company. The Company shall pay directly the cost of COBRA participation. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided. Notwithstanding the foregoing, if the Executive has elected pursuant to Section 9 to provide medical insurance personally, the Company shall continue to reimburse Executive on the

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same terms as provided in Section 9 for a period of twelve (12) months and the foregoing provision with respect to COBRA shall not apply.
                    13.4.3.4 Outplacement Benefits. The Executive shall receive outplacement assistance and services following the Date of Termination for a period of twelve (12) months. These services will be provided by a national firm whose primary business is outplacement assistance, selected by the Company. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease.
                    13.4.3.5 Financial Planning Services. The Executive shall receive financial planning services for a period of twelve (12) months following the Date of Termination, at a level consistent with the benefits provided under the Company’s financial planning program for the Executive and this Agreement as in effect immediately prior to the Date of Termination.
                    13.4.3.6 Annual Physical. The Executive shall, within the twelve (12) months following the Date of Termination, receive an annual physical consistent with the physical provided under the Company’s annual physical program as in effect immediately prior to the Date of Termination.
               13.4.4 Notwithstanding anything contained herein, if a Change in Control occurs and the Executive’s employment with the Company is terminated by reason of Involuntary Termination prior to the Change in Control Date, and if such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then the Executive shall, in lieu of the payments described in Section 13.3 hereof, be entitled to the Post-Change in Control Severance Payment and the additional benefits described in this Section 13.4 as if such Involuntary Termination had occurred within twenty-four (24) months following the Change in Control; provided that any additional cash severance which the Executive is entitled to receive under Section 13.4 shall be paid on the later of (i) the 60th day following the Date of Termination or (ii) the date of the Change in Control.
          13.5 Severance Benefits upon Termination by the Company for Cause or by the Executive Other than for Good Reason or Disability. If the Executive’s employment shall be terminated for Cause, or if the Executive terminates employment other than for Good Reason or Disability, the Company will have no further obligations to the Executive under this Agreement other than the Accrued Obligations.
          13.6 Severance Benefits upon Termination due to Death or Disability. If the Executive’s employment shall terminate by reason of death, the Company shall pay or provide to Executive’s estate the Accrued Obligations. If the Executive’s employment shall terminate by reason of Disability, the Company shall pay to Executive the Accrued Obligations. Such payments in the event of death or Disability shall be in addition to those rights and benefits to which the Executive or Executive’s estate may be entitled under the relevant Company plans or programs, including any life or disability insurance. All equity-based incentive

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awards(including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed upon death or Disability by the terms of the Equity Plan and the applicable Stock Option Agreement or the applicable Restricted Agreement. All inducement grants shall be governed by the terms of the Grant Agreement.
          13.7 Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived the Executive’s rights in writing), including, without limitation, any and all indemnification arrangements in favor of the Executive (whether under agreements or under the Company’s charter documents or otherwise), and insurance policies covering the Executive, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, policy or practice of, or any contract or agreement with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
     14. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
     15. Indemnification. At all times during the Executive’s employment with the Company and thereafter, the Company shall provide the Executive with indemnification and director and officer insurance insuring the Executive against events which occur or have occurred while the Executive was a director or executive officer of the Company, on terms and conditions that are at least as generous as those then provided to any other current or former director or executive officer of the Company or any Affiliate. In addition, the Company agrees that on the Effective Date it will enter into an indemnification agreement with the Executive in the form attached hereto as Exhibit E (the “Indemnification Agreement”).
     16. Representations. The Executive hereby represents to the Company that the Executive is legally entitled to enter into this Agreement and to perform the Executive’s obligations hereunder, and that the Executive has the full right, power and authority to grant to the Company the rights herein.
     17. Executive’s Covenants. The Executive hereby agrees to the following:
          17.1 Confidentiality. The Executive recognizes and acknowledges that the Company and its predecessor’s Confidential Information is a valuable, special and unique asset of the Company’s businesses, access to and knowledge of which are essential to the performance of the Executive’s duties. Confidential Information shall include trade secrets and includes information acquired by the Executive in the course and scope of the Executive’s job with the

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Company, including information acquired from third parties, that is (i) not generally known or disseminated outside the Company (such as nonpublic information), (ii) is designated or marked by the Company as “confidential” or reasonably should be considered confidential or proprietary, or (iii) the Company indicates through its policies, procedures or other instructions should not be disclosed to anyone outside the Company. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers, and products and services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, nonpublic information about medical devices or products of the Company (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) any other information or matters of a similar nature. The Executive shall not, during his employment by the Company (other than in the ordinary course of employment with the Company) or after the Executive’s employment by the Company, in whole or in part, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for the Executive’s own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the Executive’s employment by the Company; provided, however, that these restrictions shall not apply to such Confidential Information, if any, which is in the public domain, and so long as the Executive was not responsible, directly or indirectly, for such Confidential Information entering the public domain without the Company’s consent. Notwithstanding anything to the contrary, the provisions of this Section 17.1 shall not apply (i) when disclosure is required by law or by legal process issued by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information; provided, however, that Executive shall, to the extent permitted by law or such legal process, give immediate notice to the Company upon receipt of any legal process that may compel disclosure of Confidential Information and that the Executive shall, to the extent permitted by law or such legal process, refrain from disclosure until Company shall have reasonable opportunity to intervene or otherwise act to prevent compulsion of disclosure or to protect its Confidential Information, (ii) with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between or among the parties hereto, including, without limitation, the Grant Agreement; provided, however, that Executive will reasonably agree to such orders or agreements that may be necessary to prevent public disclosure of Confidential Information, or (iii) in connection with any assistance provided by the Executive pursuant to Section 17.6.
          17.2 Inventions. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during the Executive’s employment by the Company which relate to methods, apparatus,

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designs, products, processes or devices sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company, or which arise from the efforts of the Executive during the Executive’s employment with the Company. The Executive shall, during and after the Executive’s employment with the Company, communicate promptly and disclose to the Company, in such form as the Company requests and at the Company’s sole expense, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements. The Executive shall, during and after the Executive’s employment by the Company, at the Company’s sole expense, execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary for the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one (1) year after the Executive’s employment with the Company ceases shall be deemed to fall within the provisions of Section 17.2 unless proved to have been first conceived and made following such termination or expiration.
          17.3 Non-Solicitation of Employees. The Executive recognizes that the Executive possesses and will possess confidential information about other employees of the Company and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its Affiliates. The Executive recognizes that the information the Executive possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its Affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by the Executive because of the Executive’s business position with the Company and its Affiliates. The Executive agrees that at all times during the Executive’s employment with the Company and for a period of twenty four (24) months thereafter, the Executive will not directly or indirectly through others, solicit or recruit or employ any employee of the Company or its Affiliates for the purpose of being employed by the Executive or by any competitor of the Company or its Affiliates on whose behalf the Executive is acting as an agent, representative or employee and that the Executive will not convey such confidential information or trade secrets about other employees of the Company and its Affiliates to any other Person (other than in the ordinary course of Executive’s employment by the Company); provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of this paragraph to discuss employment opportunities with any employee of the Company or its Affiliates if the Executive has first discussed with and received the written approval of the Company’s Vice President, Human Resources (or, if such position is vacant, the Company’s then Chief Executive Officer), prior to making such solicitation or recruitment. The post employment restriction period of this Section shall be modified to twelve (12) months as it relates to the solicitation, recruitment and employment of any person hired by the Company after September 17, 2011. In view of the nature of the Executive’s employment with the Company, the Executive likewise agrees that the Company and its Affiliates would be irreparably harmed by any such solicitation or recruitment in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.

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          17.4 Non-Interference and Non-competition. During the Executive’s employment by the Company and its Affiliates and for a period of twenty four (24) months after such employment ceases, the Executive shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, or other participant), engage in any Competitive Business. During this period, the Executive shall not solicit or entice any customer, supplier, distributor, or contractor, of the Company or its Affiliates which were known or should have been known to the Executive, to make any changes whatsoever in their current relationships with the Company or its Affiliates, and will not assist any other Person or entity to interfere with or dispute such relationships. In view of the nature of the Executive’s employment with the Company, the Executive likewise agrees that the Company and its Affiliates would be irreparably harmed by any such interference or competitive actions in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.
          17.5 Release. The Executive agrees that if the Executive’s employment is terminated by the Company for any reason other than Cause, Disability or death, the Executive will be required to execute a release of all claims substantially in the form attached hereto as Exhibit F within forty-five (45) days after the applicable Date of Termination to be eligible receive any post employment payments of any kind under this Agreement other than the Accrued Obligations. In the event that the Executive is covered under the Age Discrimination in Employment Act (“ADEA”), the Executive will also be required to execute the ADEA Release of all ADEA claims substantially in the form attached hereto as Exhibit G within forty-five (45) days after the applicable Date of Termination to be eligible receive any post employment payments of any kind under this Agreement other than the Accrued Obligations. These two documents are collectively referred to in this Agreement as the “Release.”
          The Executive recognizes and agrees that, notwithstanding any other Section to the contrary, the Release must be executed and not revoked within the time provided prior to the commencement of any post employment payments of any kind under this Agreement other than the Accrued Obligations set forth in Section 13.3.3.1.
          17.6 Cooperation with Legal Matters. Following termination of his employment and provided such cooperation is not directly adverse to his legal interests, the Executive agrees to cooperate with the Company and its designated attorneys, representatives and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company or any of its Affiliates is or may become involved. Upon reasonable notice and subject to reasonable accommodation to the Executive’s personal and business obligations, the Executive agrees to meet with and provide to the Company or its designated attorneys, representatives or agents all information and knowledge Executive may have relating to the subject matter of any such proceeding. The Company agrees to reimburse Executive for any reasonable costs incurred by Executive in providing such cooperation (including the costs of separate representation if the Executive reasonably believes such counsel is warranted under the circumstances) within 30 business days of receipt of supporting

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documentation of such expenses. Except as prohibited by law, Executive shall be paid a per diem of $5,000 for his services under this Section 17.6.
          17.7 No Other Restrictions. Except as otherwise expressly set forth in this Section 17, there are no other restrictions on the Executive’s post-termination activities.
     18. Specific Remedies for Executive Breach of the Covenants as outlined in Section 17. Without limiting the legal rights and remedies available to the Company, in the event of any material breach by the Executive of the covenants set forth in Section 17 above, the following actions may be taken by the Company:
          18.1 After the Company has provided written notice to the Executive of the events giving rise to the application of this Section 18.1 and has provided him no less than ten (10) days to cure, the Company’s obligation to make any payment or provide any benefits to the Executive under of this Agreement (except those covered by COBRA) shall cease immediately and permanently if the Executive fails to cure such breach to the reasonable satisfaction of the Company within the time period provided herein, and such forfeiture shall not have any impact whatsoever on the Executive’s continuing obligations under Section 17.
          18.2 Unless the breach is cured timely to the satisfaction of the Company within the time provided in Section 18.1, the Executive shall repay to the Company, within ten (10) days after the Executive receives written demand therefore, an amount equal to thirty (30%) of the post employment payments and benefits previously received by the Executive under this Agreement, plus interest on such amount at an annual rate equal to the lesser of ten (5%) percent or the maximum non usurious rate under Tennessee law from the date on which such payments and benefits were received until the date of repayment to the Company. The repayment provision of this Section 18.2 shall only apply if Executive’s employment was terminated by the Company for Cause or if the Executive voluntarily terminates his employment for any reason other than a Good Reason.
          18.3 It is the desire and intent of the parties that the provisions of Section 17 be enforced to the fullest extent permissible under the applicable laws in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Section 17 is adjudicated to be invalid or unenforceable, Section 17 shall be deemed curtailed, whether as to time or location, to the minimum extent required for its validity under applicable law and shall be binding and enforceable with respect to the Executive as so curtailed, such curtailment to apply only with respect to the operation of Section 17 in the jurisdiction in which the such adjudication is made. If a court in any jurisdiction, in adjudicating the validity of Section 17, imposes any additional terms or restrictions, then Section 17 shall be deemed amended to incorporate such additional terms or restrictions.
          18.4 Executive agrees and acknowledges that Executive has received good and adequate consideration for the covenants set forth in Section 17 in the form of employment, compensation and benefits separate and independent of any post employment payments or potential payments in this Agreement.

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     19. Potential Impact of Accounting Restatements on Certain Bonuses and Profits.
          19.1 If the Company is required to prepare an accounting restatement of the Company’s consolidated balance sheet or statement of operations affecting any reporting period that transpires during the Term due to the material noncompliance of the Company with any financial requirements under the Federal securities laws and if such material non-compliance is a direct result of the Executive’s knowing, intentional, fraudulent or illegal conduct, then the Board can require the Executive to reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company during the Term and (ii) any profits realized from the sale of securities of the Company by the Executive during the Term.
          19.2 In making the determination whether to seek reimbursement from the Executive and in making the determination of what portion of the Executive’s compensation and/or profits should be returned to the Company, the Board will seek to achieve a result that is fair to the Executive and the Company and, in that connection, the Board will consider whether any bonus, incentive payment, equity award or other compensation has been awarded or received by the Executive during the Term, whether the Executive realized any profits from the sale of securities of the Company during the Term, whether and the extent to which such compensation and/or profits were based on financial results and operating metrics that were satisfied as a result of the Executive’s knowing, intentional, fraudulent or illegal conduct, and what the Executive’s compensation and/or profits would have been in the absence of the reporting issue. The Board has the sole discretion in determining whether the Executive’s conduct has or has not met the standard for such forfeiture and the amount of the forfeiture.
          19.3 If the Board of Directors determines that forfeiture is appropriate as set forth in Section 19.1, such amounts shall be withheld from any future amounts owed to the Executive as compensation. The Company may also commence legal action to collect such sums as the Board determines are owed to the Company.
          19.4 Any determination made by the Board under this Section 19 shall be subject to de novo review in any litigation commenced by the Executive in accordance with Section 21.2.
          19.5 The parties agree that this Section will be amended as necessary to comply with any new rules or regulations issued by the Securities Exchange Commission during the Term which are or become mandatorily applicable to this Agreement.
     20. Successors.
          20.1 Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. If the

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Executive should die while any payment, benefit or entitlement is due to him under this Agreement, such payment, benefit or entitlement shall be paid or provided to his estate.
          20.2 Successors and Assigns of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may not assign this Agreement to any person or entity (except for a successor described in Section 20.3 and 21.4 below) without the Executive’s written consent.
          20.3 Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and/or Wright Medical Technology, Inc. to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
     21. Miscellaneous.
          21.1 Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Tennessee without regard to conflicts-of-laws principles that would require the application of any other law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
          21.2 Selection of Venue. Any action to enforce the terms of this Agreement shall be brought in the state or federal courts located in Shelby County, Tennessee and both parties agree to submit to and not contest such jurisdiction and venue in such courts.
          21.3 Amendment. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing executed by all parties. No person, other than pursuant to a resolution of the Board or the Compensation Committee, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
          21.4 Assignment. This Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation, and association or other entity which has purchased all or substantially all the assets of the Company or Wright Medical Technology, Inc., provided that such assignee assumes all the liabilities of the Company hereunder as provided in Section 20.3.
          21.5 Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examination and supply such information to the insurance company as may be required in connection therewith; provided, however, that no specific information concerning the Executive’s physical examination will be provided to the Company or made available to the Company by the insurance company.

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          21.6 Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the other party.
          21.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          21.8 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by personal delivery, by a nationally recognized overnight courier (provided a written acknowledgement of receipt is obtained) or by certified or express mail to the Executive at 2609 Barcelona Drive, Fort Lauderdale, Florida 33301, or to the Company at Wright Medical Technology, Inc., Attention: General Counsel, 5677 Airline Road, Arlington, Tennessee 38002, or to such other address as either party shall notify the other. Notices and communications shall be effective when actually received by the addressee.
          21.9 Taxes.
               21.9.1 General. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
               21.9.2 Code Section 409A.
                    21.9.2.1 Notwithstanding anything else to the contrary herein, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Code Section 409A or in compliance therewith, as applicable. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Code Section 409A). In addition, to the extent that any regulations or guidance issued under Code Section 409A (after application of the previous provision of this paragraph) would result in the Executive being subject to the payment of interest or any additional tax under Code Section 409A, the Company and the Executive agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Code Section 409A, which amendment shall have the least possible economic effect on the Executive as reasonably determined in good faith by the Company and the Executive; provided however, that the Company and the Executive shall not be required to substitute a cash payment for any non-cash benefit herein.
                    21.9.2.2 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of

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any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and the payment thereof prior to a “separation from service” would violate Code Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
                    21.9.2.3 For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company, as the case may be.
                    21.9.2.4 With respect to any payment constituting nonqualified deferred compensation subject to Code Section 409A: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.
                    21.9.2.5 If the Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
               21.9.3 Section 280G. The provisions set forth in Exhibit H hereto are hereby incorporated into this Agreement by this reference, and the Executive shall be entitled to the benefit of those provisions. This Section 21.9.3 and the provisions set forth in Exhibit H hereto shall be expressly assumed by any successor to the Company.

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          21.10 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter referred to herein and supersedes any and all prior negotiations, understandings, arrangements, letters of intent, and agreements, whether written or oral, between the Executive and the Company and its Affiliates, or any of its or their directors, officers, employees or representatives with respect thereto. This Agreement shall be effective and binding on the parties as of the date it is executed. In the event of any conflict between any provisions of this Agreement (including its Exhibits) and the provisions of any plan, program or policy of the Company or any of its Affiliates, the Agreement and its Exhibits shall govern.
          21.11 Survivability. Except as otherwise expressly set forth in this Agreement, upon the termination or the expiration of the Term, the respective rights of the parties shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties hereto. The Agreement shall continue in effect until there are no further rights or obligations of the parties hereto outstanding hereunder and shall not be terminated by any party without the express written consent of all parties.
          21.12 No Right of Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive’s employment at any time, with or without Cause.
          21.12 Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under this Agreement shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement.
          21.13 Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company receives a written opinion of independent counsel selected by the Company and reasonably acceptable to the Executive that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated there under (the “Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Act; and if this cannot be accomplished, then the Company shall use its best efforts to provide the Executive with similar, but lawful, substitute benefit(s) at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to the Executive. In addition, if the Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Company under the Act or any other law, such forfeiture or repayment shall not constitute Good Reason.
          21.14 Public Announcement. This Agreement is being executed by the parties hereto on September 17, 2011. No public announcement with respect to this Agreement or the employment of the Executive by the Company shall be made until after this Agreement has been executed by both parties. The text of any such public announcement shall be subject to the prior approval of the Executive and the Company (such approval not to be unreasonably withheld).

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          21.15 Attorneys’ Fees. Should either party file any action to enforce any term of this Agreement, the prevailing party shall be entitled to recover all reasonable attorney’s fees and litigation costs. The Company agrees to pay directly to the Executive’s legal counsel reasonable attorneys’ fees and other expenses incurred by the Executive in connection with the review and negotiation of this Agreement.
          21.16 Execution. This Agreement and its Exhibits may be executed in several counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement and its Exhibits may be executed by signatures delivered by facsimile or in pdf or other electronic format, which shall be deemed to be an original.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.
AGREED AND ACCEPTED

EXECUTIVE
/s/ Robert J. Palmisano
Robert J. Palmisano

WRIGHT MEDICAL GROUP, INC.
By:	/s/ David D. Stevens
Title:	Interim CEO and Chairman

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Employment Agreement — Robert J. Palmisano

EXHIBIT A
INDUCEMENT STOCK OPTION GRANT AGREEMENT
WRIGHT MEDICAL GROUP, INC.
Inducement Stock Option Grant Agreement

Award Granted to (“Grantee”):	Robert J. Palmisano

Grant Date:	September 17, 2011

Number of Shares (“Shares”):	610,000

Option Price:	$16.03
     THIS INDUCEMENT STOCK OPTION GRANT AGREEMENT (the “Agreement”) is made as of the Grant Date by and between Wright Medical Group, Inc., a Delaware corporation with its principal place of business at 5677 Airline Road, Arlington, Tennessee 38002 (the “Company”) and Robert J. Palmisano (the “Grantee”) pursuant to the terms of this Agreement.
     WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has decided to grant the option and right to purchase the Company’s Common Stock (the “Stock”) to induce Grantee to commence employment with the Company and/or a Related Entity (as defined in this Agreement), to strengthen Grantee’s commitment to the welfare of the Company, and to promote an identity of interest between the Company’s stockholders and Grantee; and
     WHEREAS, pursuant to this Agreement the Compensation Committee of the Board has authorized that Grantee be granted the right and option to purchase from the Company the Shares of Stock subject to the terms and restrictions stated below.
     NOW, THEREFORE, the parties agree as follows:
1.	Definitions. Terms defined in this Agreement, including the introduction and recitals, shall have the meaning set forth herein. The following definitions shall be applicable to this Agreement:
1.1	“Cause” shall mean the Company having cause to terminate Grantee’s employment or service in accordance with the provisions of any existing employment agreement between Grantee and the Company or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Committee that Grantee has ceased to perform Grantee’s duties to the Company or a Related Entity (other than as a result of Grantee’s incapacity due to physical or mental illness or injury), which failure amounts to intentional and extended neglect of Grantee’s duties, (ii) the Committee’s determination that Grantee has engaged or is about to engage in conduct injurious to the Company or a Related Entity, or (iii) Grantee having plead no contest to a charge of a felony or having been convicted of a felony.

1.2	“Committee” shall mean the full Board, the Compensation Committee of the Board, or such other committee that the Board may appoint to administer this Agreement.

1.3	“Change of Control” shall mean a Change in Control as that term is defined in any existing employment agreement between Grantee and the Company or, in the absence of such an employment agreement, shall mean the first to occur on or after the Grant Date of any of the following:

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(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Stock, taking into account as outstanding for this purpose such Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company or any “affiliate” of the Company, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A) and (B) of subsection (a) of this Section 0(persons and entities described in clauses (x), (y), and (z) being referred to herein as “Permitted Holders”);
(b) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Permitted Holder) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for such Business Combination;
(c) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;
(d) The sale of at least 80% of the assets of the Company to an unrelated party, or completion of a transaction having a similar effect; or
(e) The individuals who on the date of this Agreement constitute the Board thereafter cease to constitute at least a majority thereof; provided that any person becoming a member of the Board subsequent to the date of this Agreement and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board

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immediately prior to such vote shall be considered a member of the Board on the date of this Agreement.

1.4	“Code” means the Internal Revenue Code of 1986, as amended. Reference in this Agreement to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

1.5	“Disability” shall mean Disability as that term is defined in any existing employment, consulting or any other agreement between Grantee and the Company or a Related Entity or, in the absence of such an employment, consulting or other agreement, shall mean the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which Grantee was employed or served when such disability commenced or, if Grantee was retired when such disability commenced, the inability to engage in any substantial gainful activity, in either case as determined by the Committee based upon medical evidence acceptable to it.

1.6	“Eligible Person” shall mean (i) a person regularly employed by the Company or any Related Entity; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument related thereto, (ii) director of the Company or any Related Entity; or (iii) consultant to the Company or any Related Entity.

1.7	“Fair Market Value” on a given date shall mean (i) if the Stock is listed on a national securities exchange, the closing price of a share of Stock reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted on an automated quotation system, the closing price of a share of Stock reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange nor quoted on an automated quotation system, the amount determined pursuant to one of the methods set forth in Treas. Reg. § 1.409A-1(b)(5)(iv)(B)(2), as elected by the Committee.

1.8	“Related Entity” shall mean means, when referring to a subsidiary, any business entity (other than the Company) which, at the Grant Date, is in an unbroken chain of entities ending with the Company, if stock or voting interests possessing 50% or more of the total combined voting power of all classes of stock or other ownership interests of each of the entities other than the Company is owned by one of the other entities in such chain and, when referring to a parent entity, the term “Related Entity” shall mean any entity in an unbroken chain of entities ending with the Company if, at the Grant Date, each of the entities other than the Company owns stock or other ownership interests possessing 50% or more of the total combined voting power of all classes of stock (or other ownership interests) in one of the other entities in such chain.
2.	Grant of Options. Subject to the terms and conditions of this Agreement, the Company hereby grants to Grantee the right and option (the right to purchase any one share of Stock under this Agreement being an “Option”) during the period commencing on the Grant Date and, subject to Section 0 of this Agreement, ending on the 10th anniversary of the Grant Date (the “Expiration Date”) to purchase from the Company the Shares. Each Option shall have an exercise price per share equal to the Option Price indicated above. The Options are not designated as incentive stock options within the meaning of Section 422 of the Code.

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3.	Vesting Schedule. The Options shall vest as to one-third (1/3) of the Shares on the first anniversary of the Grant Date, and as to an additional one-third (1/3) on each succeeding anniversary date, so as to be 100% vested on the third anniversary of the Grant Date, conditioned upon Grantee maintaining status as an Eligible Person as of each vesting date. Notwithstanding the foregoing, (A) the interest of Grantee to the Options shall vest as to 100% of the then unvested Options upon a Change of Control, (B) the Committee may in its sole discretion accelerate the exercisability of the Options, provided that such acceleration shall not affect the terms and conditions of any such Options other than with respect to exercisability or (C) the Options shall vest as to 100% of the then unvested Options if Grantee’s employment is terminated by the Company for other than “Cause” or by the Grantee for “Good Reason” under the terms of Grantee’s employment agreement or as a result of the Disability or death of Grantee.

4.	Expiration of Options. The Option shall expire and cease to be exercisable as to any share of Stock, when Grantee purchases the share or the Expiration Date. Notwithstanding the foregoing, if prior to the Expiration Date Grantee ceases to be an Eligible Person, the Options shall expire on the earlier of (i) the Expiration Date or (ii) the date that is three years after the date upon which Grantee ceased to be an Eligible Person unless Grantee ceased to be an Eligible Person because of death or Disability (as that term is defined in Grantee’s employment agreement) or (iii) the date that is one year after the date upon which Grantee ceased to be an Eligible Person because of death or Disability. The Options shall remain exercisable by Grantee until expiration only to the extent the Options were exercisable at the time that Grantee ceased to be an Eligible Person or became exercisable due to one of the following: a Change of Control, Grantee’s employment being terminated by the Company for other than “Cause” under the terms of Grantee’s employment agreement, Grantee’s resignation for a “Good Reason” under the terms of the Grantee’s employment agreement or the Disability or death of the Grantee.

5.	Restrictions.
5.1	Except as specifically authorized by the Committee, Grantee may not sell, assign, donate, or transfer or otherwise dispose of, mortgage, pledge or encumber Grantee’s rights and interest in the Options, except, in the event of Grantee’s death, to a designated beneficiary, or in the absence of such designation, by will or the laws of descent and distribution or, in the event of Grantee’s incapacity, Grantee’s guardian or legal representative. Except as so authorized, no purported assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever.

5.2	By accepting the Options, Grantee represents and agrees for Grantee and Grantee’s transferees (whether by will or the laws of descent and distribution) Grantee shall comply with the restrictive covenants contained in any existing employment agreement between Grantee and the Company or, in the absence of such an employment agreement, that:

(a) For the period commencing on the Grant Date and ending on the first anniversary of the date upon which Grantee loses status as an Eligible Person (such period is hereinafter referred to as the “Covenant Period”), with respect to any state in which the Company is engaged in business during Grantee’s employment with the Company, Grantee shall not participate or engage, directly or indirectly, for Grantee or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, stockholder, partner, joint venturer, investor or otherwise, in any business activities if such activity consists of any activity undertaken or expressly planned to be undertaken by the Company or any of its subsidiaries or by Grantee at any time during which Grantee maintained status as an Eligible Person.

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(b) Except with the Company’s prior written approval or as may otherwise be required by law or legal process, Grantee shall not disclose any material or information which is confidential to the Company or its subsidiaries and not in the public domain or generally known in the industry, whether tangible or intangible, made available, disclosed or otherwise known to Grantee as a result of Grantee’s status as an Eligible Person.

(c) During the Covenant Period, Grantee shall not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or its subsidiaries to give up, or to not commence, employment or a business relationship with the Company.
5.3	The Company shall have the right, but not the obligation, to purchase and acquire from Grantee any or all of the Shares previously acquired by Grantee upon exercise of an Option (the “Repurchased Shares”) if the Committee reasonably determines that Grantee has violated materially the covenants set forth in this Agreement while the Grantee is an Eligible Person or following Grantee’s loss of status as an Eligible Person as a result of termination of employment for Cause or Grantee’s loss of status as an Eligible Person could have resulted from termination of employment for Cause. The Company may exercise the right granted to it under this Section 0 by delivering written notice to Grantee stating that the Company is exercising the repurchase right granted to it under this Section 0. The delivery of such notice by the Company to Grantee shall constitute a binding commitment of the Company to purchase and acquire all of the Repurchased Shares. The total purchase price for the Repurchased Shares shall be delivered to the Grantee against delivery by Grantee of certificates evidencing the Repurchased Shares no later than thirty days after the delivery of the election notice by the Company. The price per share of the Repurchased Shares shall be the lesser of 1) the Fair Market Value of each of the Repurchased Shares on the date of the Company’s delivery of its written notice to Grantee or 2) the Option Price.

5.4	The Company shall have the right, and not the obligation, to cancel any or all of the Options if the Committee reasonably determines that Grantee has violated materially the covenants set forth in Section 5.2 of this Agreement while the Grantee is an Eligible Person or following Grantee’s loss of status as an Eligible Person as a result of termination of employment for Cause. The Company may exercise the right granted to it under this Section 0by delivering a written notice to Grantee stating that the Company is exercising the cancellation right granted to it under this Section 0.

5.5	Notwithstanding anything in this Section 0 to the contrary, the Company shall not be obligated to purchase any Stock at any time to the extent that the purchase would result in a violation of any law, statute, rule, regulation, order, writ, injunction, decree or judgment promulgated or entered by any Federal, state, local or foreign court or governmental authority applicable to the Company or any of its property.

5.6	The parties intend the restrictions in Section 0to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.
6.	Exercise; Payment for and Delivery of Shares. The Options or any portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable in cash and/or shares of Stock valued at the Fair Market Value on the date the Option is exercised or, in the discretion of the Committee, either (i) in other property having a fair market value on the date of exercise equal to the

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Option Price, or (ii) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the Option Price. Payment in currency or by certified or cashier’s check shall be considered payment in cash. Each share of Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise.

7.	Stockholder Rights. Grantee or a transferee of the Options shall have no rights as a stockholder with respect to any Shares covered by the Options until Grantee shall have become the holder of record of such Shares (and the Company shall use its reasonable best efforts to cause Grantee to become the holder of record of such Shares), and, except as provided in Section 0 of this Agreement, no adjustment shall be made for dividends or distributions or other rights in respect of such Shares for which the record date is prior to the date upon which he or she shall become the holder of record thereof.

8.	Changes in Capital Structure. The Options shall be subject to adjustment or substitution, as determined by the Committee, as to the number, price or kind of Stock or other consideration subject to such Options or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date hereof or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Grantee. No such adjustment shall be made which would result in an increase in the amount of gain or a decrease in the amount of loss inherent in the Options. The Company shall give Grantee written notice of an adjustment hereunder. Notwithstanding anything herein to the contrary, in the event of any of the following:
(a) The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity;
(b) All or substantially all of the assets of the Company are acquired by another person;
or
(c) The Company’s reorganization or liquidation;
then the Committee may, in its discretion and upon at least ten days advance notice to the affected persons, cancel any outstanding Options and pay to Grantee, in cash, the value of such Options based upon the price per share of Stock received or to be received by other stockholders of the Company in such event and the per share exercise price of the Options.
9.	Requirements of Law.
9.1	By accepting the Options, Grantee represents and agrees for Grantee and any transferees (whether by will or the laws of descent and distribution) that, unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is in effect as to the shares purchased upon any exercise of the Options, (i) any and all Shares so purchased shall be acquired for his personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to

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exercise the same, that the Shares are being so acquired in good faith for his personal account and not with a view to or for sale in connection with any distribution.

9.2	No certificate or certificates for Shares may be purchased, issued or transferred if the exercise hereof or the issuance or transfer of such Shares shall constitute a violation by the Company or Grantee of any (i) provision of any Federal, state or other securities law, (ii) requirement of any securities exchange listing agreement to which the Company may be a party, or (iii) other requirement of law or of any regulatory body having jurisdiction over the Company. Any reasonable determination in this connection by the Company, upon notice given to Grantee, shall be final, binding and conclusive.Notwithstanding any terms or conditions of this Agreement to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any Shares of Stock pursuant to the Options unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares of Stock to be offered or sold under this Agreement.

9.3	The certificates representing Shares of Stock acquired pursuant to the exercise of Options shall carry such appropriate legend, and such written instructions shall be given to the Company’s transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act or any state securities laws.

9.4	The obligation of the Company to make payment upon the exercise of Options shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.
10.	Taxes. Grantee understands that Grantee may recognize income for federal and, if applicable, state income tax purposes upon exercise of Options. Grantee shall be liable for any and all taxes, including withholding taxes, arising out of the grant of the Options or their exercise hereunder. By accepting the Options, Grantee covenants to report such income in accordance with applicable federal and state laws. To the extent that the exercise of Options results in income to Grantee and withholding obligations of the Company, including federal or state withholding obligations, Grantee agrees that the obligation shall be satisfied in the manner Grantee has chosen prior to the exercise of the Options by checking one of the following boxes:
☐	At least one working day prior to the exercise date Grantee may deliver to the Company an amount of cash determined by the Company to be adequate to satisfy the Company’s withholding obligation. If Grantee does not deliver such amount of cash, the Company shall withhold an amount of the Grantee’s current or future remuneration in an amount that satisfies the Company’s withholding obligation. Notwithstanding the foregoing, the Company may in its sole discretion withhold from the Shares to be issued the specific number of Shares having a fair market value on the vesting date equal to the amount required to satisfy the Company’s withholding obligation.
☐	The Company shall retain and instruct a registered broker(s) to sell such number of Shares issued upon exercise of Options necessary to satisfy the Company’s withholding obligations, after deduction of the broker’s commission, and the broker shall remit to the Company the cash necessary in order for the Company to satisfy its withholding obligations. Grantee

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covenants to execute any such documents as are requested by the broker of the Company in order to effectuate the sale of the Shares and payment of the tax obligations to the Company. The Grantee represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Shares. The Grantee and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Shares pursuant to this Section, consistent with the affirmative defense to liability under Section 10(b) of the Exchange Act under Rule 10b5-1(c) promulgated under the Exchange Act.*
11.	Governing Law; Venue.
11.1	The grant of Options and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions thereof.

11.2	For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Tennessee,agree that such litigation shall be conducted in the courts of Shelby County, Tennessee, or the federal courts for the United States for the Western District of Tennessee, where this grant is made and/or to be performed.
12.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Options by electronic means and/or administer the Options through electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to the administration of the Options through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.	Prohibition on Repricing. Without the prior approval of the Company’s stockholders, the Company shall not, and the Committee shall not authorize the Company to, (i) amend this Option to reduce its Option Price or (ii) cancel this Option and replace it with the grant of any new equity award with a higher intrinsic value. This prohibition on Option repricing shall not be construed to prohibit the adjustments for extraordinary changes in the Company’s capital structure that are otherwise permitted under Section 0of this Agreement.

14.	Designation and Change of Beneficiary. Grantee may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to the Options upon Grantee’s death. Grantee may, from time to time, revoke or change Grantee’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to Grantee’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Grantee, the beneficiary shall be deemed to be Grantee’s spouse or, if Grantee is unmarried at the time of death, Grantee’s estate.
15.	Payments to Persons other than Grantee. If the Committee shall find that any person to whom any amount is payable under this Agreement is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate

*	By selecting the second option, Grantee understands that the sale of Shares to satisfy the Company’s withholding obligations will be considered a sale for purposes of short-swing liability under Section 16(b) of the Exchange Act. Any profit realized in a purchase of shares of the Company’s stock within six months of the sale may be recovered by the Company or by a stockholder of the Company on behalf of the Company.

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(unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to such person’s spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

16.	Administration; No Liability of Committee Members. This Agreement shall be administered by the full Board or the Committee. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members of the Committee present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed to be the acts of the Committee. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of this Agreement may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with this Agreement unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

17.	Funding. No provision of this Agreement shall require the Company, for the purpose of satisfying any obligations under this Agreement, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Grantee shall have no rights under this Agreement other than as an unsecured general creditor of the Company, except that insofar as he may have become entitled to payment of additional compensation by performance of services, he shall have the same rights as other employees under general law.

18.	Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and any Related Entity and upon any other information furnished in connection with this Agreement by any person or persons other than himself.

19.	Relationship to Other Benefits. No payment under this Agreement shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

20.	Miscellaneous.
20.1.	The Company shall not be required (i) to transfer on its books any shares of Stock of the Company which have been sold or transferred in violation of any provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

20.2	The parties agree to execute such further instruments and to take such action as may be reasonably necessary to carry out the intent of this Agreement.

20.3	Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Grantee at the address of Grantee then on file with the Company.

20.4	This Agreement shall not, nor shall any provision hereunder, be construed so as to grant Grantee any right to remain associated with the Company or any of its affiliates.

20.5	The expenses of administering the Agreement shall be borne by the Company.

20.6	The titles and headings of the sections in the Agreement are for convenience of reference only, and in the event of any conflict, the text of the Agreement, rather than such titles or headings shall control.

20.7	This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a written instrument entered into between Company and Grantee.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

     This Agreement and the Options evidenced by this Agreement will not be effective until an original signed Agreement is received by the Wright Medical Group, Inc. Legal Department. Please print and sign this Agreement immediately, then send the signed Agreement to the Wright Medical Group, Inc. Legal Department as soon as possible.
          AGREED AND ACCEPTED:

GRANTEE:	WRIGHT MEDICAL GROUP, INC.

/s/ Robert J. Palmisano	By:	/s/ David D. Stevens

Robert J. Palmisano		David D. Stevens, Chairman of the Board

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

EXHIBIT B
2009 EQUITY INCENTIVE PLAN
WRIGHT MEDICAL GROUP, INC.
2009 EQUITY INCENTIVE PLAN
     1. Purpose.
     (a) The purpose of the Plan is to provide a means through which the Company may attract able persons to become and remain directors of the Company or any Related Entity and enter and remain in the employ of the Company or any Related Entity and to provide a means whereby employees, directors and consultants of the Company and any Related Entity can acquire and maintain Stock ownership, or be paid incentive compensation measured by reference to the value of Stock, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between stockholders and these employees, directors and consultants.
     (b) So that the appropriate incentive can be provided, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units and Stock Bonus, or any combination of the foregoing.
     2. Definitions. The following definitions shall be applicable throughout the Plan:
     (a) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share Unit or Stock Bonus granted under the Plan.
     (b) “Award Period” means a period of time within which performance is measured for the purpose of determining whether a Performance Share Unit has been earned.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cause” means the Company or a Related Entity having cause to terminate a Participant’s employment or service in accordance with the provisions of any existing employment, consulting or any other agreement between the Participant and the Company or a Related Entity or, in the absence of such an employment, consulting or other agreement, upon (i) the determination by the Committee that the Participant has ceased to perform the Participant’s duties to the Company or a Related Entity (other than as a result of the Participant’s incapacity due to physical or mental illness or injury), which failure amounts to intentional and extended neglect of the Participant’s duties, (ii) the Committee’s determination that the Participant has engaged or is about to engage in conduct injurious to the Company or a Related Entity, or (iii) the Participant having plead no contest to a charge of a felony or having been convicted of a felony.
     (e) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
     (f) “Committee” means the full Board, the Compensation Committee of the Board or such other committee as the Board may appoint to administer the Plan.
     (g) “Common Stock” means the common stock, par value $0.01 per share, of the Company.
     (h) “Company” means Wright Medical Group, Inc., a Delaware corporation, and any successor thereto.
     (i) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
     (j) “Disability” means the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed or served when such disability commenced or, if the Participant was retired when such disability commenced, the inability to engage in any substantial gainful activity, in either case as determined by the Committee based upon medical evidence acceptable to it.
     (k) “Eligible Person” means any (i) person regularly employed by the Company or any Related Entity; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or

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Employment Agreement — Robert J. Palmisano

instrument relating thereto; (ii) director of the Company or any Related Entity; or (iii) consultant to the Company or any Related Entity.
     (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (m) “Fair Market Value” on a given date means (i) if the Stock is listed on a national securities exchange, the closing price of a share of Stock reported as having occurred on the primary exchange with which the Stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted on an automated quotation system, the closing price of a share of Stock reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange nor quoted on an automated quotation system, the amount determined pursuant to one of the methods set forth in Treas. Reg. § 1.409A-1(b)(5)(iv)(B)(2), as elected by the Committee.
     (n) “Full Value Award” means any Award, other than Options or Stock Appreciation Rights, which is settled by the issuance of Common Stock.
     (o) “Holder” means a Participant who has been granted an Award.
     (p) “Incentive Stock Option” means an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an Incentive Stock Option pursuant to Section 422 of the Code.
     (q) “Non-Employee Director” means a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act or any successor rule or regulation.
     (r) “Nonqualified Stock Option” means an Option granted under the Plan which is not designated as an Incentive Stock Option.
     (s) “Normal Termination” means termination of status as an Eligible Person:
   (i) upon retirement pursuant to the retirement plan of the Company or any Related Entity, as may be applicable at the time to the Participant in question;
   (ii) on account of Disability;
   (iii) with the written approval of the Committee;
   (iv) voluntary on the part of the Participant; or
   (v) by the Company or any Related Entity without Cause.
     (t) “Option” means an Award granted under Section 7 of the Plan.
     (u) “Option Period” means the period described in Section 7(c).
     (v) “Option Price” means the exercise price set for an Option described in Section 7(a).
     (w) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award.
     (x) “Performance Goals” means the performance objectives of the Company or a Related Entity during an Award Period or Restricted Period established for the purpose of determining whether, and to what extent, Awards will be earned for an Award Period or Restricted Period.
     (y) “Performance Share Unit” means a hypothetical investment equal to one share of Stock granted in connection with an Award made under Section 9 of the Plan.
     (z) “Plan” means the Wright Medical Group, Inc. 2009 Equity Incentive Plan, as may be amended and/or restated from time to time.
     (aa) “Qualified Committee” means a committee composed of at least two Qualified Directors.
     (bb) “Qualified Director” means a person who is (i) an Non-Employee Director and (ii) an “outside director” within the meaning of Section 162(m) of the Code.

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Employment Agreement — Robert J. Palmisano

     (cc) “Related Entity” means, when referring to a subsidiary, any business entity (other than the Company) which, at the time of the granting of an Award, is in an unbroken chain of entities ending with the Company, if stock or voting interests possessing 50% or more of the total combined voting power of all classes of stock or other ownership interests of each of the entities other than the Company is owned by one of the other entities in such chain and, when referring to a parent entity, the term “Related Entity” shall mean any entity in an unbroken chain of entities ending with the Company if, at the time of the granting of the Award, each of the entities other than the Company owns stock or other ownership interests possessing 50% or more of the total combined voting power of all classes of stock (or other ownership interests) in one of the other entities in such chain. In addition, with respect to an Incentive Stock Option, the definition of “Related Entity” as used in this Plan shall apply by only considering entities that are corporations.
     (dd) “Restricted Period” means, with respect to any share of Restricted Stock or any Restricted Stock Unit, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 10.
     (ee) “Restricted Stock” means an Award of Restricted Stock granted under Section 10 of the Plan.
     (ff) “Restricted Stock Unit” means a hypothetical investment equal to one share of Stock granted in connection with an Award made under Section 10 of the Plan.
     (gg) “Securities Act” means the Securities Act of 1933, as amended.
     (hh) “Stock” means the Common Stock or such other authorized shares of stock of the Company as from time to time may be authorized for use under the Plan.
     (ii) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
     (jj) “Stock Bonus” means an Award granted under Section 11 of the Plan.
     (kk) “Stock Option Agreement” means the agreement between the Company and a Participant who has been granted an Option pursuant to Section 7 which defines the rights and obligations of the parties as required in Section 7(d).
     (ll) “Vested Unit” shall have the meaning ascribed thereto in Section 10(e).
     3. Effective Date, Duration and Shareholder Approval. The Plan shall be effective as of May 13, 2009. The effectiveness of the Plan and the validity of any and all Awards granted hereunder is contingent upon approval of the Plan by the stockholders of the Company in a manner which complies with (i) Section 422(b)(1) and, to the extent provided in Section 16 herein, Section 162(m) of the Code and (ii) if listed, the requirements of the national securities exchange with which the Stock is listed. Unless and until the stockholders approve the Plan in compliance with the applicable requirements, no Award granted hereunder shall be effective. The expiration date of the Plan, after which no Awards may be granted hereunder, shall be May 13, 2019; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.
     4. Administration. The Plan shall be administered by the full Board or the Committee, provided that the Committee shall be composed of at least two persons, each member of which, at the time he takes any action with respect to an Award under the Plan, shall be a Non-Employee Director; and further provided, that to the extent that the Company determines that an Award is intended to comply with Section 162(m) of the Code, the Plan shall be administered by a Qualified Committee. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. Subject to the provisions of the Plan, the Committee shall have exclusive power to:
          (a) select the Eligible Persons to participate in the Plan;
          (b) determine the nature and extent of the Awards to be made to each Participant;
          (c) determine the time or times when Awards will be made to Participants;

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          (d) determine the duration of each Award Period and Restricted Period;
          (e) determine the conditions to which the payment of Awards may be subject;
          (f) establish the Performance Goals for each Award Period;
          (g) prescribe the form of Stock Option Agreement or other form or forms evidencing Awards; and
          (h) cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date of each Award, the number of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock Units, Performance Share Units, shares of Restricted Stock and Stock Bonuses awarded by the Committee to each Participant, the expiration date, the Award Period and the duration of any applicable Restricted Period.
     The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any documents evidencing Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.
     5. Grant of Awards; Shares Subject to the Plan. The Committee may, from time to time, grant Awards of Options, Stock Appreciation Rights, Restricted Stock Units, Performance Share Units, shares of Restricted Stock, Stock Bonuses to one or more Eligible Persons; provided, however, that:
          (a) Subject to Section 13, the aggregate number of shares of Stock which may be made subject to all Awards shall be equal to the sum of (i) 750,000 shares of Common Stock plus (ii) the number of shares of Stock granted under the Company’s Fifth Amended and Restated 1999 Equity Incentive Plan, as amended, that are not exercised or are forfeited, lapse or expire, or otherwise terminate without delivery of any Stock subject thereto, to the extent such Stock would otherwise again have been available for issuance under such Fifth Amended and Restated 1999 Equity Incentive Plan, as amended. The number of Full Value Awards may not exceed the sum of (i) 750,000 shares of Common Stock plus (ii) the number of shares of Full Value Awards permitted under the Company’s Fifth Amended and Restated 1999 Equity Incentive Plan, as amended, that have not been granted to an Eligible Person, to the extent such Stock would otherwise again have been available for issuance under such Fifth Amended and Restated 1999 Equity Incentive Plan. Any and all shares of Stock that may be made subject to Awards are authorized to be issued pursuant to Incentive Stock Options;
          (b) Such shares shall be deemed to have been used in payment of Awards whether they are actually delivered or the Fair Market Value equivalent of such shares is paid in cash. In the event any Option, SAR not attached to an Option, Restricted Stock, Restricted Stock Unit or Performance Share Unit shall be surrendered, terminate, expire, or be forfeited, the number of shares of Stock no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under the Plan;
          (c) Stock delivered by the Company in settlement of Awards under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase; and
          (d) The Committee may, in its sole discretion, require a Participant to pay consideration for an Award in an amount and in a manner as the Committee deems appropriate.
     6. Eligibility. Participation shall be limited to Eligible Persons who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
     7. Discretionary Grant of Stock Options. The Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Eligible Person; provided, however, that no Incentive Stock Options shall be granted to any Eligible Person who is not an employee of the Company or a Related Entity. Each

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

Option granted shall be subject to the following conditions, or to such other conditions as may be reflected in the applicable Stock Option Agreement:
          (a) Option Price. The exercise price (“Option Price”) per share of Stock for each Option shall be set by the Committee at the time of grant; provided, however, that no Option shall be granted with a per share exercise price that is less than the Fair Market Value of a share of Stock at the Date of Grant.
          (b) Manner of Exercise and Form of Payment. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable in cash and/or shares of Stock valued at the Fair Market Value on the date the Option is exercised or, in the discretion of the Committee, either (i) in other property having a fair market value on the date of exercise equal to the Option Price, or (ii) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the Option Price.
          (c) Option Period and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years from the Date of Grant, as may be determined by the Committee (the “Option Period”), provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may in its sole discretion accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to exercisability. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires.
          Unless otherwise stated in the applicable Option Agreement, the Option shall expire earlier than the end of the Option Period in the following circumstances:
     (i) If prior to the end of the Option Period, the Holder shall undergo a Normal Termination, the Option shall expire on the earlier of the last day of the Option Period or the date that is thirty days after the date of such Normal Termination. In such event, the Option shall remain exercisable by the Holder until its expiration, only to the extent the Option was exercisable at the time of such Normal Termination.
     (ii) If the Holder dies prior to the end of the Option Period and while still in the employ or service of the Company or any Related Entity or within thirty days of Normal Termination, the Option shall expire on the earlier of the last day of the Option Period or the date that is thirty days after the date of death of the Holder. In such event, the Option shall remain exercisable by the person or persons to whom the Holder’s rights under the Option pass by will or the applicable laws of descent and distribution until its expiration, only to the extent the Option was exercisable by the Holder at the time of death.
     (iii) If the Holder ceases to be Eligible Person for reasons other than Normal Termination or death, the Option shall expire immediately upon such cessation of the Holder’s status as an Eligible Person.
     (d) Stock Option Agreement — Other Terms and Conditions. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement, which shall contain such provisions as may be determined by the Committee and, except as may be specifically stated otherwise in such Stock Option Agreement, which shall be subject to the following terms and conditions:
     (i) Each Option issued pursuant to this Section 7 or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.
     (ii) Each share of Stock purchased through the exercise of an Option issued pursuant to this Section 7 shall be paid for in full at the time of the exercise. Each Option shall cease to be exercisable, as to any share of Stock, when the Holder purchases the share or exercises a related SAR or when the Option expires.
     (iii) Subject to Section 12(k), Options issued pursuant to this Section 7 shall not be transferable by the Holder except by will or the laws of descent and distribution and shall be exercisable during the Holder’s lifetime only by such Holder.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

     (iv) Each Option issued pursuant to this Section 7 shall vest and become exercisable by the Holder in accordance with the vesting schedule established by the Committee and set forth in the Stock Option Agreement.
     (v) Each Stock Option Agreement may contain a provision that, upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option issued pursuant to this Section 7 a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option issued pursuant to this Section 7 shall be a condition precedent to the right of the Holder or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.
     (vi) Each Incentive Stock Option Agreement shall contain a provision requiring the Holder to notify the Company in writing immediately after the Holder makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (a) two years after the Date of Grant of the Incentive Stock Option or (b) one year after the date the Holder acquired the Stock by exercising the Incentive Stock Option.
     (e) Incentive Stock Option Grants to 10% Stockholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Stock Option is granted to a Holder who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a Related Entity, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110 percent of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.
     (f) $100,000 Per Year Limitation for Incentive Stock Options. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.
     (g) Prohibition on Option Repricing. Subject to Section 13, without the prior approval of the Company’s stockholders, the Company shall not, and the Committee shall not authorize the Company to, (i) amend any outstanding Option to reduce its Option Price or (ii) cancel any Option and replace it with the grant of any new Award with a higher intrinsic value. This prohibition on Option repricing shall not be construed to prohibit the adjustments for extraordinary changes in the Company’s capital structure that are otherwise permitted under Section 13 of this Plan.
     8. Stock Appreciation Rights. Any Option granted under the Plan may include SARs, either at the Date of Grant or, except in the case of an Incentive Stock Option, by subsequent amendment. The Committee also may award SARs independent of any Option. A SAR shall confer on the Holder thereof the right to receive in shares of Stock, cash or a combination thereof the value equal to the excess of the Fair Market Value of one share of Stock on the date of exercise over the exercise price for the SAR, with respect to every share of Stock for which the SAR is granted. An SAR shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose, including, but not limited to, the following:
     (a) Vesting. SARs granted in connection with an Option shall become exercisable, be transferable and shall expire according to the same vesting schedule, transferability rules and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall become exercisable, be transferable and shall expire in accordance with a vesting schedule, transferability rules and expiration provisions as established by the Committee and reflected in an Award agreement.
     (b) Automatic Exercise. If on the last day of the Option Period (or in the case of a SAR independent of an Option, the period established by the Committee after which the SAR shall expire), the Fair Market Value of the Stock exceeds the Option Price (or in the case of an SAR granted independent of an Option, the Fair Market

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Value of the Stock on the Date of Grant), the Holder has not exercised the SAR or the corresponding Option, and neither the SAR nor the corresponding Option has expired, such SAR shall be deemed to have been exercised by the Holder on such last day and the Company shall make the appropriate payment therefore.
     (c) Payment. Upon the exercise of a SAR, the Company shall pay to the Holder an amount equal to the number of shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one share of Stock on the exercise date over the Option Price, in the case of an SAR granted in connection with an Option, or the Fair Market Value of one share of Stock on the Date of Grant, in the case of a SAR granted independent of an Option. The Company shall pay such excess in cash, in shares of Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee. Fractional shares shall be settled in cash.
     (d) Method of Exercise. A Holder may exercise a SAR after such time as the SAR vests by filing an irrevocable written notice with the Committee or its designee, specifying the number of SARs to be exercised, and the date on which such SARs were awarded.
     (e) Expiration. Each SAR shall cease to be exercisable, as to any share of Stock, when the Holder exercises the SAR or exercises a related Option, with respect to such share of Stock. Except as otherwise provided, in the case of SARs granted in connection with Options, a SAR shall expire on a date designated by the Committee which is not later than seven years after the Date of Grant of the SAR. In the case of SARs granted independent of Options, a SAR shall expire on a date designated by the Committee which is not later than ten years after the Date of Grant of the SAR.
     (f) Prohibition on SAR Repricing. Subject to Section 13, without the prior approval of the Company’s stockholders, the Company shall not, and the Committee shall not authorize the Company to, (i) amend any outstanding SAR to reduce its exercise price or (ii) cancel any SAR and replace it with the grant of any new Award with a higher intrinsic value. This prohibition on SAR repricing shall not be construed to prohibit the adjustments for extraordinary changes in the Company’s capital structure that are otherwise permitted under Section 13 of this Plan.
     (g) Fair Market Value. No SAR shall be granted with an exercise price that is less than the Fair Market Value of a share of Stock at the Date of Grant of the SAR.
     9. Performance Share Units.
     (a) Award Grants. The Committee is authorized to establish Performance Share Unit programs to be effective over designated Award Periods determined by the Committee. The Committee may grant Performance Share Units to Eligible Persons in accordance with such Performance Share Unit programs. At the beginning of each Award Period, the Committee will establish written Performance Goals based upon financial objectives for the Company for such Award Period and a schedule relating the accomplishment of the Performance Goals to the Awards to be earned by Participants. Performance Goals may include absolute or relative growth in earnings per share or rate of return on stockholders’ equity or other measurement of corporate performance and may be determined on an individual basis or by categories of Participants. The Committee shall determine the number of Performance Share Units to be awarded, if any, to each Eligible Person who is selected to receive such an Award. The Committee may add new Participants to a Performance Share program after its commencement by making pro rata grants.
     (b) Determination of Award. At the completion of an Award Period, or at other times as specified by the Committee, the Committee shall calculate the number of shares of Stock earned with respect to each Participant’s Performance Share Units by multiplying the number of Performance Share Units granted to the Participant by a performance factor representing the degree of attainment of the Performance Goals.
     (c) Partial Awards. A Participant for less than a full Award Period, whether by reason of commencement or termination of employment or otherwise, shall receive such portion of an Award, if any, for that Award Period as the Committee shall determine.
     (d) Form of Payment. Performance Share Units shall be payable in that number of shares of Stock determined in accordance with Section 9(b); provided, however, that, at its discretion, the Committee may make payment to any Participant in the form of cash upon the specific request of such Participant. The amount of any

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payment made in cash shall be based upon the Fair Market Value of the Stock on the day of payment. Payments of Performance Share Units shall be made as soon as practicable after the completion of an Award Period, but in no event later than two and one half months after the end of the calendar year in which the Award Period ends.
     (e) Adjustment of Performance Goals. The Committee may, during the Award Period, make such adjustments to Performance Goals as it may deem appropriate, to compensate for, or reflect, (i) extraordinary or non-recurring events experienced during an Award Period by the Company or by any Related Entity whose performance is relevant to the determination of whether Performance Goals have been attained; (ii) any significant changes that may have occurred during such Award Period in applicable accounting rules or principles or changes in the Company’s method of accounting or in that of any Related Entity whose performance is relevant to the determination of whether an Award has been earned or (iii) any significant changes that may have occurred during such Award Period in tax laws or other laws or regulations that alter or affect the computation of the measures of Performance Goals used for the calculation of Awards; provided, however, that with respect to Performance Share Units intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be made only to the extent that the Committee determines that such adjustments may be made without a loss of deductibility of the compensation includible with respect to such Award under Section 162(m) of the Code.
     10. Restricted Stock and Restricted Stock Units.
     (a) Award of Restricted Stock and Restricted Stock Units.
     (i) The Committee shall have the authority (A) to grant Restricted Stock and Restricted Stock Units, (B) to issue or transfer Restricted Stock to Eligible Persons, and (C) to establish terms, conditions and restrictions applicable to such Restricted Stock and Restricted Stock Units, including the Restricted Period, which may differ with respect to each grantee, the time or times at which Restricted Stock or Restricted Stock Units shall be granted or become vested and the number of shares or units to be covered by each grant.
     (ii) The Holder of Restricted Stock shall execute and deliver to the Company an Award agreement with respect to the Restricted Stock setting forth the restrictions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, and (B) the appropriate blank stock powers with respect to the Restricted Stock covered by such agreements. If a Holder shall fail to execute a Restricted Stock agreement and, if applicable, an escrow agreement and stock powers, the Award shall be null and void. Subject to the restrictions set forth in Section 10(b), the Holder shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Cash dividends and stock dividends with respect to the Restricted Stock shall be currently paid to the Holder.
     (iii) Upon the Award of Restricted Stock, the Committee shall either (i) cause a stock certificate registered in the name of the Holder to be issued and, if it so determines, deposited together with the stock powers with an escrow agent designated by the Committee, or (ii) issue such Stock to be held in a restricted book entry account in the name of the Holder. If an escrow arrangement is used, the Committee shall cause the escrow agent to issue to the Holder a receipt evidencing any stock certificate held by it registered in the name of the Holder.
     (iv) The terms and conditions of a grant of Restricted Stock Units shall be reflected in a written Award agreement. No shares of Stock shall be issued at the time a Restricted Stock Unit Award is made, and the Company will not be required to set aside a fund for the payment of any such Award.
     (b) Restrictions.
     (i) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award agreement: (A) if a stock certificate registered in the name of the Holder is issued and an escrow arrangement is used, the Holder shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award agreement; (C) the shares shall be subject to

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

forfeiture to the extent provided in subparagraph (d) and the Award Agreement and, to the extent such shares are forfeited, the stock certificates, if any, shall be returned to the Company, and all rights of the Holder to such shares and as a stockholder shall terminate without further obligation on the part of the Company.
     (ii) Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, to the extent provided in subparagraph (d) and the Award agreement, and to the extent such Awards are forfeited, all rights of the Holder to such Awards shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award agreement.
     (c) Restricted Period. The Restricted Period of Restricted Stock and Restricted Stock Units shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock and Restricted Stock Units indicated in a schedule established by the Committee and set forth in a written Award agreement. Notwithstanding the foregoing, the Committee shall have the authority to accelerate the end of the Restricted Period on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the Date of Grant such action is appropriate.
     (d) Forfeiture Provisions. Except to the extent determined by the Committee and reflected in the underlying Award agreement, in the event a Holder terminates their status as an Eligible Person during a Restricted Period for any reason, that portion of the Award with respect to which restrictions have not expired shall be completely forfeited to the Company.
     (e) Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Stock covered by a Restricted Stock Award, the restrictions set forth in Section 10(b) and the Award agreement shall be of no further force or effect with respect to shares of Restricted Stock which have not then been forfeited. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or the Holder’s beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Holder’s account with respect to such Restricted Stock and the interest thereon, if any. If the shares of Stock are held in a restricted book entry account in the name of the Holder, upon such expiration, the Company shall remove the restrictions of such restricted book entry account for such shares of Restricted Stock which have not been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividend or stock dividends credited to the Holders’ account with respect to such Restricted Stock and the interest thereon, if any.
     As soon as administratively feasible, but in no event later than two and one half months after the end of the calendar year in which such occurs, upon the expiration of the Restricted Period with respect to any Restricted Stock Units the Company shall deliver to the Holder, or the Holder’s beneficiary, without charge, one share of Stock for each Restricted Stock Unit which has not then been forfeited and with respect to which the Restricted Period has expired (“Vested Unit”); provided, however, that, if so noted in the applicable Award agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Stock in lieu of delivering only Stock for Vested Units. If cash payment is made in lieu of delivering Stock, the amount of such payment shall be equal to the Fair Market Value of the Stock as of the date on which the Restricted Period lapsed with respect to such Vested Unit.
     (f) Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear the following legend until the end of the Restricted Period with respect to such Stock:
“Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of        between Wright Medical Group, Inc. and           . A copy of such Agreement is on file at the offices of the Company at 5677 Airline Road, Arlington, Tennessee 38002.”
     Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of legended securities.
     11. Stock Bonus. The Committee may issue unrestricted Stock to Eligible Persons, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in

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Employment Agreement — Robert J. Palmisano

its sole discretion determine. A Stock Bonus shall be granted as or in payment of a bonus, to provide incentives, or to recognize special achievements or contributions.
     12. General.
     (a) Additional Provisions of an Award. Awards may be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Stock upon the exercise of Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Award, provisions giving the Company the right to repurchase shares of Stock acquired under any Award in the event the Participant elects to dispose of such shares, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.
     (b) Privileges of Stock Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person.
     (c) Government and Other Regulations. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
     (d) Tax Withholding. Notwithstanding any other provision of the Plan, the Company or any Related Entity, as appropriate, shall have the right to deduct from all Awards cash and/or Stock, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state or local taxes as required by law to be withheld with respect to such Awards and, in the case of Awards paid in Stock, the Holder or other person receiving such Stock may be required to pay prior to delivery of such Stock, the amount of any such taxes which are required to be withheld, if any, with respect to such Stock. Subject in particular cases to the disapproval of the Committee, shares of Stock of equivalent Fair Market Value in payment of such withholding tax obligations may be accepted if the Holder of the Award elects to make payment in such manner.
     (e) Claim to Awards and Employment Rights. No employee or other person shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Related Entity.
     (f) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Award due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be the Participant’s spouse, if the Participant is unmarried at the time of death, the Participant’s estate.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

     (g) Payments to Persons other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to such person’s spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
     (h) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on such member’s behalf in such member’s capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
     (i) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.
     (j) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
     (k) Non-transferability. A person’s rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Holder’s death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution; provided, however, the Committee may, in its sole discretion, allow for transfer of Awards other than Incentive Stock Options to other persons or entities. Notwithstanding the foregoing provision, in no event may an Award be transferred by a grantee for value.
     (l) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and any Related Entity and upon any other information furnished in connection with the Plan by any person or persons other than himself.
     (m) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
     (n) Expenses. The expenses of administering the Plan shall be borne by the Company.
     (o) Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.
     (p) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
     13. Changes in Capital Structure. Awards granted under the Plan and any agreements evidencing such Awards, the maximum number of shares of Stock subject to all Awards, and the maximum number of shares of Stock with respect to which any one person may be granted Options or SARs during any year, if applicable, shall be

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

subject to equitable adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of Stock or other consideration subject to such Awards (a) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (b) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustment or substitution, the aggregate number of shares of Stock available under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. With respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without a loss of deductibility for such Awards under Section 162(m) of the Code. With respect to Awards of Stock rights intended to be excluded from the definition of “deferred compensation” under Code Section 409A, such adjustments or substitutions shall be made only to the extent that the adjustments or substitutions are made pursuant to Treas. Reg. § 1.409A-1(b)(5)(v)(D). The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
     Notwithstanding the above, in the event of any of the following: (a) the Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by shareholders of the Company in a form other than stock or other equity interests of the surviving entity; (b) all or substantially all of the assets of the Company are acquired by another person; or (c) the reorganization or liquidation of the Company; then the Committee may, in its discretion and upon at least 10 days advance notice to the affected persons, cancel any outstanding Awards and pay to the Holders thereof, in cash, the value of such Awards based upon the price per share of Stock received or to be received by other shareholders of the Company in the event. The terms of this Section 13 may be varied by the Committee in any particular Award agreement.
     14. Non-exclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
     15. Amendments and Termination. The Board may at any time terminate the Plan. Subject to Sections 7(g), 8(f) and 13, with the express written consent of an individual Participant, the Board or the Committee may cancel or reduce or otherwise alter outstanding Awards if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board or the Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall require the approval of the Company’s stockholders to the extent that such approval is then required by the Plan, applicable law, the rules and regulations of the Securities and Exchange Commission, or the rules and regulations of any national securities exchange on which the Stock is then listed or any automated quotation system on which the Stock is then quoted.
     16. Effect of Section 162(m) of the Code. The Plan, and all Awards issued thereunder, are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The Committee may, without shareholder approval, amend the Plan retroactively and/or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to the Plan. To the extent that the Committee determines as of the Date of Grant of an Award that the Award is intended to comply with Section 162(m) of the Code, such Award shall not be effective until any stockholder approval required under Section 162(m) of the Code to provide a full Federal income tax deduction has been obtained.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

     17. Compliance with Section 409A.
     (a) This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Plan. Without limiting the foregoing, for purposes of Section 409A of the Code,
     (i) each “payment” (as defined by Section 409A of the Code) made under this Plan or an Award shall be considered a “separate payment;”
     (ii) payments shall be deemed exempt from the definition of deferred compensation under Section 409A of the Code to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the participant’s “separation from service” (as defined for purposes of Section 409A of the Code) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference, and
     (iii) if the Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its affiliates) as of the Participant’s separation from service, to the extent any payment under the Plan or an Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code) and to the extent required by Section 409A of the Code, no payments due under the Plan or an Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service. To the extent that the payment terms for an Award are otherwise set forth in a written employment agreement or change in control agreement with a specified employee (or other Company plan applicable to the specified employee) and such payment terms otherwise meet the requirements of Section 409A of the Code and the application of such terms does not result in a violation of Section 409A of the Code, the foregoing payment terms shall be disregarded and the payment terms set forth in the applicable agreement or plan shall apply.
     (b) If this Plan or any Award fails to meet the requirements of Section 409A of the Code, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Participant by Section 409A of the Code, and the Participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A of the Code.
     IN WITNESS WHEREOF, the undersigned has caused the Plan to be executed on behalf of the Company as of May 13, 2009.
WRIGHT MEDICAL GROUP, INC.
By:
Gary D. Henley
President and Chief Executive Officer

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

EXHIBIT C
STOCK OPTION GRANT AGREEMENT
WRIGHT MEDICAL GROUP, INC.
Stock Option Grant Agreement
Executive
Award Granted to (“Grantee”):
Grant Date:
Number of Shares (“Shares”):
Option Price:
     THIS STOCK OPTION GRANT AGREEMENT (the “Agreement”) is made as of the Grant Date by and between Wright Medical Group, Inc., a Delaware corporation with its principal place of business at 5677 Airline Road, Arlington, Tennessee 38002 (the “Company”) and Grantee pursuant to the Wright Medical Group, Inc. 2009 Equity Incentive Plan, as amended from time to time (the “Plan”) and which is hereby incorporated by reference.
     WHEREAS, Grantee is associated with the Company or its affiliate as an employee; and
     WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has authorized that Grantee be granted the right and option to purchase from the Company the Shares of the Company’s Common Stock (“Stock”) subject to the terms and restrictions stated below;
     NOW, THEREFORE, the parties agree as follows:
1.	Grant of Options. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to Grantee the right and option (the right to purchase any one share of Stock under this Agreement being an “Option”) during the period commencing on the Grant Date and ending on the 10th anniversary of the Grant Date (the “Expiration Date”) to purchase from the Company the Shares. Each Option shall have an exercise price per share equal to the Option Price indicated above.

2.	Vesting Schedule. The Options shall vest as to one-fourth (1/4) of the Shares on the first anniversary of the Grant Date, and as to an additional one-fourth (1/4) on each succeeding anniversary date, so as to be 100% vested on the fourth anniversary of the Grant Date, conditioned upon Grantee maintaining status as an Eligible Person (as defined in the Plan) as of each vesting date. Notwithstanding the foregoing, the interest of Grantee to the Options shall vest as to:
2.1	100% of the then unvested Options upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the first to occur on or after the Grant Date of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Stock, taking into account as outstanding for this purpose such Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company or any “affiliate” of the Company, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A) and (B) of subsection (a) of this Section 2.1

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

(persons and entities described in clauses (x), (y), and (z) being referred to herein as “Permitted Holders”);

The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Permitted Holder) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for such Business Combination;

(b) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

(c) The sale of at least 80% of the assets of the Company to an unrelated party, or completion of a transaction having a similar effect; or

(d) The individuals who on the date of this Agreement constitute the Board of Directors thereafter cease to constitute at least a majority thereof; provided that any person becoming a member of the Board of Directors subsequent to the date of this Agreement and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board of Directors immediately prior to such vote shall be considered a member of the Board of Directors on the date of this Agreement.
3.	Restrictions.
3.1	Except as specifically authorized by the Committee, Grantee may not transfer the Options except by will or the laws of descent and distribution and the Options shall be exercisable during the Grantee’s lifetime only by the Grantee or, in the event of Grantee’s incapacity, Grantee’s guardian or legal representative. Except as so authorized, no purported assignment or transfer of the Options, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever.

3.2	By accepting the Options, Grantee represents and agrees for Grantee and Grantee’s transferees (whether by will or the laws of descent and distribution) that:

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

(a) For the period commencing on the Grant Date and ending on the first anniversary of the date upon which Grantee loses status as an Eligible Person (such period is hereinafter referred to as the “Covenant Period”), with respect to any state in which the Company is engaged in business during Grantee’s employment with the Company, Grantee shall not participate or engage, directly or indirectly, for Grantee or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, stockholder, partner, joint venturer, investor or otherwise, in any business activities if such activity consists of any activity undertaken or expressly planned to be undertaken by the Company or any of its subsidiaries or by Grantee at any time during which Grantee maintained status as an Eligible Person.

(b) Except with the Company’s prior written approval or as may otherwise be required by law or legal process, Grantee shall not disclose any material or information which is confidential to the Company or its subsidiaries and not in the public domain or generally known in the industry, whether tangible or intangible, made available, disclosed or otherwise known to Grantee as a result of Grantee’s status as an Eligible Person.

(c) During the Covenant Period, Grantee shall not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or its subsidiaries to give up, or to not commence, employment or a business relationship with the Company.
3.3	The Company shall have the right, but not the obligation, to purchase and acquire from Grantee any or all of the Shares previously acquired by Grantee upon exercise of an Option (the “Repurchased Shares”) if the Committee reasonably determines that Grantee has violated the covenants set forth in this Agreement or Grantee’s loss of status as an Eligible Person is a result of termination of employment for Cause (as defined in the Plan) or Grantee’s loss of status as an Eligible Person could have resulted from termination of employment for Cause. The Company may exercise the right granted to it under this Section 3.3 by delivering written notice to Grantee stating that the Company is exercising the repurchase right granted to it under this Section 3.3. The delivery of such notice by the Company to Grantee shall constitute a binding commitment of the Company to purchase and acquire all of the Repurchased Shares. The total purchase price for the Repurchased Shares shall be delivered to the Grantee against delivery by Grantee of certificates evidencing the Repurchased Shares no later than 30 days after the delivery of the election notice by the Company. The price per share of the Repurchased Shares shall be the lesser of 1) the Fair Market Value (as defined in the Plan) of each of the Repurchased Shares on the date of the Company’s delivery of its written notice to Grantee or 2) the Option Price.
3.4	The Company shall have the right, and not the obligation, to cancel any or all of the Options if the Committee reasonably determines that Grantee has violated the covenants set forth in this Agreement. The Company may exercise the right granted to it under this Section 3.4 by delivering a written notice to Grantee stating that the Company is exercising the cancellation right granted to it under this Section 3.4.
3.5	Notwithstanding anything in this Section 3 to the contrary, the Company shall not be obligated to purchase any Stock at any time to the extent that the purchase would result in a violation of any law, statute, rule, regulation, order, writ, injunction, decree or judgment promulgated or entered by any Federal, state, local or foreign court or governmental authority applicable to the Company or any of its property.
3.6	The parties intend the restrictions in Section 3.2 to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

4.	Exercise; Payment for and Delivery of Shares. Options which have become exercisable may be exercised by delivery of written notice of exercise to the Committee accompanied by payment of the Option Price. The Option Price shall be payable in cash and/or shares of Stock value at the Fair Market Value (as defined in the Plan) on the date the Option is exercised or, in the discretion of the Committee, either (i) in other property having a fair market value on the date of exercise equal to the Option Price, or (ii) by delivering to the Committee a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the Option Price. Payment in currency or by certified or cashier’s check shall be considered payment in cash.

5.	Loss of Status as an Eligible Person. If prior to the Expiration Date Grantee ceases to be an Eligible Person, the Options shall expire on the earlier of the Expiration Date or the date that is ninety days after the date upon which Grantee ceased to be an Eligible Person. In such event, the Options shall remain exercisable by Grantee until expiration only to the extent the Options were exercisable at the time that Grantee ceased to be an Eligible Person.

6.	Stockholder Rights. Grantee or a transferee of the Options shall have no rights as a stockholder with respect to any Shares covered by the Options until Grantee shall have become the holder of record of such shares (and the Company shall use its reasonable best efforts to cause Grantee to become the holder of record of such shares), and, except as provided in Section 7 of this Agreement, no adjustment shall be made for dividends or distributions or other rights in respect of such Shares for which the record date is prior to the date upon which he or she shall become the holder of record thereof.

7.	Changes in Capital Structure. In accordance with and subject to the applicable terms of the Plan, the Options shall be subject to adjustment or substitution, as determined by the Committee, as to the number, price or kind of Stock or other consideration subject to such Options or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date hereof or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Grantee. No such adjustment shall be made which would result in an increase in the amount of gain or a decrease in the amount of loss inherent in the Options. The Company shall give Grantee written notice of an adjustment hereunder. Notwithstanding anything herein to the contrary, in the event of any of the following:
(a) The Company is merged or consolidated with another corporation or entity and, in connection therewith, consideration is received by stockholders of the Company in a form other than stock or other equity interests of the surviving entity;

(b) All or substantially all of the assets of the Company are acquired by another person; or

(c) The Company’s reorganization or liquidation;
then the Committee may, in its discretion and upon at least ten days advance notice to the affected persons, cancel any outstanding Options and pay to Grantee, in cash, the value of such Options based upon the price per share of Stock received or to be received by other stockholders of the Company in such event and the per share exercise price of the Options.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

8.	Requirements of Law.
8.1	By accepting the Options, Grantee represents and agrees for Grantee and any transferees (whether by will or the laws of descent and distribution) that, unless a registration statement under the Securities Act is in effect as to the shares purchased upon any exercise of the Options, (i) any and all Shares so purchased shall be acquired for his or her personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for his or her personal account and not with a view to or for sale in connection with any distribution.

8.2	No certificate or certificates for Shares may be purchased, issued or transferred if the exercise hereof or the issuance or transfer of such Shares shall constitute a violation by the Company or Grantee of any (i) provision of any Federal, state or other securities law, (ii) requirement of any securities exchange listing agreement to which the Company may be a party, or (iii) other requirement of law or of any regulatory body having jurisdiction over the Company. Any reasonable determination in this connection by the Company, upon notice given to Grantee, shall be final, binding and conclusive.

8.3	The certificates representing shares of Common Stock acquired pursuant to the exercise of Options shall carry such appropriate legend, and such written instructions shall be given to the Company’s transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act or any state securities laws.
9.	Taxes. Grantee understands that Grantee may recognize income for federal and, if applicable, state income tax purposes upon exercise of Options. Grantee shall be liable for any and all taxes, including withholding taxes, arising out of the grant of the Options or their exercise hereunder. By accepting the Options, Grantee covenants to report such income in accordance with applicable federal and state laws. To the extent that the exercise of Options results in income to Grantee and withholding obligations of the Company, including federal or state withholding obligations, Grantee agrees that the obligation shall be satisfied in the manner Grantee has chosen by checking one of the following boxes:
☐	At least one working day prior to the exercise date Grantee may deliver to the Company an amount of cash determined by the Company to be adequate to satisfy the Company’s withholding obligation. If Grantee does not deliver such amount of cash, the Company shall withhold an amount of the Grantee’s current or future remuneration in an amount that satisfies the Company’s withholding obligation. Notwithstanding the foregoing, the Company may in its sole discretion withhold from the Shares to be issued the specific number of Shares having a fair market value on the vesting date equal to the amount required to satisfy the Company’s withholding obligation.
☐	The Company shall retain and instruct a registered broker(s) to sell such number of Shares issued upon exercise of Options necessary to satisfy the Company’s withholding obligations, after deduction of the broker’s commission, and the broker shall remit to the Company the cash necessary in order for the Company to satisfy its withholding obligations. Grantee covenants to execute any such documents as are requested by the broker of the Company in order to effectuate the sale of the Shares and payment of the tax obligations to the Company. The Grantee represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Shares. The Grantee and the Company have structured this Agreement to constitute a “binding contract” relating to the sale

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

of Shares pursuant to this Section, consistent with the affirmative defense to liability under Section 10(b) of the Exchange Act under Rule 10b5-1(c) promulgated under the Exchange Act.*
10.	Governing Law. The grant of Options and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions, as provided in the Plan.

For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Tennessee, agree that such litigation shall be conducted in the courts of Shelby County, Tennessee, or the federal courts for the United States for the Western District of Tennessee, where this grant is made and/or to be performed.

11.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.	Miscellaneous.
12.1	The Company shall not be required (i) to transfer on its books any shares of Stock of the Company which have been sold or transferred in violation of any provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

12.2	The parties agree to execute such further instruments and to take such action as may be reasonably necessary to carry out the intent of this Agreement.

12.3	Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Grantee at the address of Grantee then on file with the Company.

12.4	Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Grantee any right to remain associated with the Company or any of its affiliates.

12.5	This Agreement, subject to the provisions of the Plan, constitutes the entire agreement of the parties with respect to the subject matter hereof.

*	By selecting the second option, Grantee understands that the sale of Shares to satisfy the Company’s withholding obligations will be considered a sale for purposes of short-swing liability under Section 16(b) of the Exchange Act. Any profit realized in a purchase of shares of the Company’s stock within six months of the sale may be recovered by the Company or by a stockholder of the Company on behalf of the Company.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

     This Agreement and the Options evidenced by this Agreement will not be effective until an original signed Agreement is received by the Wright Medical Group, Inc. Legal Department. Please print and sign this Agreement immediately, then send the signed Agreement to the Wright Medical Group, Inc. Legal Department as soon as possible.
     AGREED AND ACCEPTED:

GRANTEE:	WRIGHT MEDICAL GROUP, INC.

By:

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

EXHIBIT D
RESTRICTED STOCK OPTION GRANT AGREEMENT
WRIGHT MEDICAL GROUP, INC.
Restricted Stock Grant Agreement
Executive
Award Granted to (“Grantee”):
Grant Date:
Number of Shares (“Shares”):
     THIS RESTRICTED STOCK GRANT AGREEMENT (the “Agreement”) is made as of the Grant Date by and between Wright Medical Group, Inc., a Delaware corporation with its principal place of business at 5677 Airline Road, Arlington, Tennessee 38002 (the “Company”) and Grantee pursuant to the Wright Medical Group, Inc. 2009 Equity Incentive Plan, as amended from time to time (the “Plan”) and which is hereby incorporated by reference.
     WHEREAS, Grantee is associated with the Company or its affiliate as an employee; and
     WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has authorized that Grantee be granted shares of the Company’s Common Stock (“Stock”) subject to the restrictions stated below;
     NOW, THEREFORE, the parties agree as follows:
1.	Grant of Stock. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to Grantee the Shares.

2.	Vesting Schedule. The interest of Grantee in the Shares shall vest as to one-fourth (1/4) of the Shares on the first anniversary of the Grant Date, and as to an additional one-fourth (1/4) on each succeeding anniversary date, so as to be 100% vested on the fourth anniversary thereof, conditioned upon Grantee maintaining status as an Eligible Person (as defined in the Plan) as of each vesting date. Notwithstanding the foregoing, the interest of Grantee in the Shares shall vest as to:
2.1	100% of the then unvested Shares upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the first to occur on or after the Grant Date of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Stock, taking into account as outstanding for this purpose such Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company or any “affiliate” of the Company, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A) and (B) of subsection (a) of this Section 2.1 (persons and entities described in clauses (x), (y), and (z) being referred to herein as “Permitted Holders”);

(b) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”),

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Permitted Holder) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for such Business Combination;

(c) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;

(d) The sale of at least 80% of the assets of the Company to an unrelated party, or completion of a transaction having a similar effect; or

(e) The individuals who on the date of this Agreement constitute the Board of Directors thereafter cease to constitute at least a majority thereof; provided that any person becoming a member of the Board of Directors subsequent to the date of this Agreement and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board of Directors immediately prior to such vote shall be considered a member of the Board of Directors on the date of this Agreement.
2.2	100% of the unvested Shares upon Grantee’s death.
3.	Restrictions.
3.1	The Shares granted hereunder may not be sold, pledged or otherwise transferred until the Shares become vested in accordance with this Agreement. The period of time between the Grant Date and the date that the Shares become vested is referred to as the “Restricted Period.”

3.2	If at any time Grantee fails to maintain Grantee’s status as an Eligible Person, the balance of the Shares subject to the provisions of this Agreement which have not vested at the time of Grantee’s loss of status as an Eligible Person shall be forfeited by Grantee, and ownership transferred back to the Company.

3.3	By accepting the Shares, Grantee represents and agrees for Grantee and Grantee’s transferees (whether by will or the laws of descent and distribution) that:

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

(a) For the period commencing on the Grant Date and ending on the first anniversary of the date upon which Grantee loses status as an Eligible Person (such period is hereinafter referred to as the “Covenant Period”), with respect to any state in which the Company is engaged in business during Grantee’s employment with the Company, Grantee shall not participate or engage, directly or indirectly, for Grantee or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, stockholder, partner, joint venturer, investor or otherwise, in any business activities if such activity consists of any activity undertaken or expressly planned to be undertaken by the Company or any of its subsidiaries or by Grantee at any time during which Grantee maintained status as an Eligible Person.

(b) Except with the Company’s prior written approval or as may otherwise be required by law or legal process, Grantee shall not disclose any material or information which is confidential to the Company or its subsidiaries and not in the public domain or generally known in the industry, whether tangible or intangible, made available, disclosed or otherwise known to Grantee as a result of Grantee’s status as an Eligible Person.

(c) During the Covenant Period, Grantee shall not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or its subsidiaries to give up, or to not commence, employment or a business relationship with the Company.
3.4	The Company shall have the right, but not the obligation, to purchase and acquire from Grantee any or all of the Shares (the “Repurchased Shares”) if the Committee reasonably determines that Grantee has violated the covenants set forth in this Agreement or Grantee’s loss of status as an Eligible Person is a result of termination of employment for Cause (as defined in the Plan) or Grantee’s loss of status as an Eligible Person could have resulted from termination of employment for Cause. The Company may exercise the right granted to it under this Section 3.4 by delivering written notice to Grantee stating that the Company is exercising the repurchase right granted to it under this Section 3.4. The delivery of such notice by the Company to Grantee shall constitute a binding commitment of the Company to purchase and acquire all of the Repurchased Shares. The total purchase price for the Repurchased Shares shall be delivered to the Grantee against delivery by Grantee of certificates evidencing the Repurchased Shares no later than 30 days after the delivery of the election notice by the Company. The price per share of the Repurchased Shares shall be the lesser of 1) the Fair Market Value (as defined in the Plan) of each of the Repurchased Shares on the date of the Company’s delivery of its written notice to Grantee or 2) the Fair Market Value of each of the Repurchased Shares on the date that such shares vested to the Grantee without regard to any election by the Grantee under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.5	The Company shall have the right, and not the obligation, to cancel any or all of the Shares if the Committee reasonably determines that Grantee has violated the covenants set forth in this Agreement. The Company may exercise the right granted to it under this Section 3.5 by delivering a written notice to Grantee stating that the Company is exercising the cancellation right granted to it under this Section 3.5.

3.6	Notwithstanding anything in this Section 3 to the contrary, the Company shall not be obligated to purchase any Stock at any time to the extent that the purchase would result in a violation of any law, statute, rule, regulation, order, writ, injunction, decree or judgment promulgated or entered by any Federal, state, local or foreign court or governmental authority applicable to the Company or any of its property.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

3.7	The parties intend the restrictions in Section 3.3 to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.
4.	Legend. All certificates representing any shares of Stock subject to the provisions of this Agreement shall have endorsed thereon the following legend:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF A RESTRICTED STOCK GRANT AGREEMENT, DATED AS OF __________ BETWEEN WRIGHT MEDICAL GROUP, INC. AND ________. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICES OF THE WRIGHT MEDICAL GROUP, INC. AT 5677 AIRLINE ROAD, ARLINGTON, TENNESSEE 38002.
5.	Issuance of Shares. The Shares shall be issued and held in a restricted book entry account in the name of Grantee until expiration of the Restricted Period. Upon expiration of the Restricted Period, the Company shall remove the restrictions of such restricted book entry account for such Shares which have not been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividend or stock dividends shall be credited to Grantee’s account with respect to such Shares and any interest thereon, if any. Notwithstanding the foregoing, the Company may, in its discretion, issue certificates for Shares for which the Restricted Period has expired in the name of Holder in lieu of removing the restrictions of such restricted book entry account.

6.	Stockholder Rights. During the Restricted Period, Grantee shall have all the rights and privileges of a stockholder as to Shares, including the right to vote such Shares, except for the right to transfer the Shares as set forth in Section 3 and Section 7 of this Agreement and Section 10(b) of the Plan. Cash dividends and stock dividends with respect to the Shares shall be currently paid to Grantee.

7.	Changes in Stock. In the event that as a result of (i) any stock dividend, stock split or other change in the Stock, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, and by virtue of any such change Grantee shall in Grantee’s capacity as owner of unvested shares of Stock which have been awarded to Grantee (the “Prior Stock”) be entitled to new or additional or different shares or securities, such new or additional or different shares or securities shall thereupon be considered unvested Shares and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

8.	Disability of Grantee. In the event of the Disability (as defined in the Plan) of Grantee, any unpaid but vested Shares shall be paid to Grantee if legally competent or to a legally designated guardian or representative if Grantee is legally incompetent.

9.	Death of Grantee. In the event of Grantee’s death after the vesting date but prior to the payment of Shares, such Shares shall be paid to Grantee’s estate or designated beneficiary.

10.	Taxes. Grantee understands that Grantee will recognize income for federal and, if applicable, state income tax purposes in an amount equal to the amount by which the fair market value of the Shares, as of the Grant Date or vesting date, as applicable, exceeds any consideration paid by Grantee for such Shares. Grantee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Shares hereunder. By accepting the Shares, Grantee covenants to report such income in accordance with applicable federal and state laws. To the extent that the receipt of the Shares or the end of the Restricted Period results in income to Grantee and withholding obligations of the Company, including federal or state withholding obligations, Grantee agrees that

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

the obligation shall be satisfied in the manner Grantee has chosen by checking one of the following boxes:
☐	At least one working day prior to the vesting date Grantee may deliver to the Company an amount of cash determined by the Company to be adequate to satisfy the Company’s withholding obligation. If Grantee does not deliver such amount of cash, the Company shall withhold an amount of the Grantee’s current or future remuneration in an amount that satisfies the Company’s withholding obligation. Notwithstanding the foregoing, the Company may in its sole discretion withhold from the Shares to be issued the specific number of Shares having a fair market value on the vesting date equal to the amount required to satisfy the Company’s withholding obligation.

☐	The Company shall retain and instruct a registered broker(s) to sell such number of Shares necessary to satisfy the Company’s withholding obligations, after deduction of the broker’s commission, and the broker shall remit to the Company the cash necessary in order for the Company to satisfy its withholding obligations. Grantee covenants to execute any such documents as are requested by the broker of the Company in order to effectuate the sale of the Shares and payment of the tax obligations to the Company. The Grantee represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Shares. The Grantee and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Shares pursuant to this Section, consistent with the affirmative defense to liability under Section 10(b) of the Exchange Act under Rule 10b5-1(c) promulgated under the Exchange Act.*
11.	Governing Law. The grant of Shares and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions, as provided in the Plan.

For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Tennessee, agree that such litigation shall be conducted in the courts of Shelby County, Tennessee, or the federal courts for the United States for the Western District of Tennessee, where this grant is made and/or to be performed.

12.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.	Miscellaneous.
13.1	The Company shall not be required (i) to transfer on its books any shares of Stock of the Company which have been sold or transferred in violation of any provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

*	By selecting the second option, Grantee understands that the sale of Shares to satisfy the Company’s withholding obligations will be considered a sale for purposes of short-swing liability under Section 16(b) of the Exchange Act. Any profit realized in a purchase of shares of the Company’s stock within six months of the sale may be recovered by the Company or by a stockholder of the Company on behalf of the Company.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

13.2	The parties agree to execute such further instruments and to take such action as may be reasonably necessary to carry out the intent of this Agreement.

13.3	Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Grantee at the address of Grantee then on file with the Company.

13.4	Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Grantee any right to remain associated with the Company or any of its affiliates.

13.5	This Agreement, subject to the provisions of the Plan, constitutes the entire agreement of the parties with respect to the subject matter hereof.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

     This Agreement and the Shares evidenced by this Agreement will not be effective until an original signed Agreement is received by the Wright Medical Group, Inc. Legal Department. Please print and sign this Agreement immediately, then send the signed Agreement to the Wright Medical Group, Inc. Legal Department as soon as possible.
AGREED AND ACCEPTED:

GRANTEE:	WRIGHT MEDICAL GROUP, INC.

By:

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

EXHIBIT E
INDEMNIFICATION AGREEMENT
     This Indemnification Agreement (the “Agreement”) made and entered into as of the Effective Date (defined below) by and between Wright Medical Group, Inc., a Delaware corporation (the “Company”), and Robert J. Palmisano (the “Indemnitee”).
     WHEREAS, it is essential to the Company and its Affiliates (defined below) to retain and attract the most capable persons available as directors and officers;
     WHEREAS, directors and officers of public companies are subject to an increased risk of litigation and claims being asserted against them;
     WHEREAS, the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended by Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Second Amended and Restated By-laws (the “By-laws”) of the Company require the Company to indemnify its directors and officers and those serving its Affiliates at its request to the fullest extent permitted by Delaware law, and the Indemnitee has been serving and continues to serve as a director or officer of the Company or an Affiliate of the Company in part in reliance on such Certificate of Incorporation and By-laws;
     WHEREAS, Indemnitee is or has agreed to become or will continue to serve as a director or officer of the Company or an Affiliate of the Company;
     WHEREAS, the Company desires (i) to provide Indemnitee with specific contractual assurance that the protection promised by such Certificate of Incorporation and By-laws will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of such Certificate of Incorporation or By-laws, change in the composition of the Company’s Board of Directors (“Board of Directors”), or any change in the ownership of the Company), (ii) to provide for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and (iii) to the extent insurance is available, to provide for continued coverage of Indemnitee under the Company’s directors and officers liability insurance policies; and
     WHEREAS, Indemnitee is relying upon the rights afforded under this Agreement in accepting or continuing Indemnitee’s position as a director or officer of the Company or an Affiliate of the Company.
     NOW, THEREFORE, in consideration of the Indemnitee’s agreement to serve or continue to serve as a director and/or officer of the Company or an Affiliate of the Company and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company has agreed to the covenants set forth herein for the purpose of further securing to the Indemnitee the indemnification provided by the Certificate of Incorporation and the By-laws:

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

1.	Definitions.
(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.
(b) “Agreement” shall have the meaning specified in the introductory paragraph hereof.
(c) “By-laws” shall have the meaning specified in the Recitals hereto.
(d) “Certificate of Incorporation” shall have the meaning specified in the Recitals hereto.
(e) “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding Voting Securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all the Company’s assets.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

(f) “Claim” means any threatened, pending, or completed action, suit, or proceeding, or any inquiry or investigation, whether instituted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other and whether formal or informal.
(g) “Company” shall have the meaning specified in the introductory paragraph hereof.
(h) “Expense Advance” shall have the meaning specified in Section 2.2.
(i) “Expenses” include attorneys’ fees and all other costs, expenses and obligations (including, without limitation, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event.
(j) “Indemnifiable Amounts” include any and all Expenses, damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) arising out of or resulting from any Claim relating to an Indemnifiable Event.
(k) “Indemnifiable Event” means any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, or agent of the Company or an Affiliate of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, or by reason of anything done or not done by Indemnitee in any such capacity.
(l) “Indemnitee” shall have the meaning specified in the introductory paragraph hereof.
(m) “Independent Legal Counsel” means an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or Indemnitee within the last five (5) years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

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(n) “Reviewing Party” means any appropriate person or body consisting of a member or members of the Board of Directors or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.
(o) “Voting Securities” are any securities of the Company that vote generally in the election of directors.
2.	Basic Indemnification Arrangement; Advancement of Expenses.
2.1	In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable, but in any event no later than thirty days after written demand is presented to the Company, against any and all Indemnifiable Amounts. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee in respect of an alleged breach of fiduciary duties, to the fullest extent permitted under Section 102(b)(7) of the Delaware General Corporation Laws.
2.2	If requested by Indemnitee, the Company shall advance (within five (5) business days of such request) any and all Expenses incurred by Indemnitee (an “Expense Advance”). The Company shall, in accordance with such request (but without duplication), either (i) pay such Expenses on behalf of Indemnitee, or (ii) reimburse Indemnitee for such Expenses. Subject to the limitations contained in Sections 2.3 and 2.4, Indemnitee’s right to an Expense Advance is absolute and shall not be subject to any prior determination by the Reviewing Party or any other person, that the Indemnitee has satisfied any applicable standard of conduct for indemnification. In making any request for an Expense Advance, Indemnitee shall submit to the Company a schedule setting forth in reasonable detail the dollar amount expended or incurred and expected to be expended or incurred. Each such listing shall be supported by the bill, agreement, or other documentation relating thereto, each of which shall be appended to the schedule as an exhibit.
2.3	Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification or an Expense Advance pursuant to this Agreement in connection with any Claim initiated by Indemnitee unless (i) the Company has joined in or the Board of Directors has authorized or consented to the initiation of such Claim or (ii) the Claim is one to enforce Indemnitee’s rights under this Agreement.

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Employment Agreement — Robert J. Palmisano

2.4	Notwithstanding anything in this Agreement to the contrary, (i) the indemnification obligations of the Company under Section 2.1 shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2.2 shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by Indemnitee shall be deemed to satisfy any requirement that Indemnitee provide the Company with an undertaking to repay any Expense Advance if it is ultimately determined that the Indemnitee is not entitled to indemnification under applicable law); provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free. If there has not been a Change in Control, the Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control, the Reviewing Party shall be the Independent Legal Counsel. If there has been no determination by the Reviewing Party within thirty (30) days after written demand is presented to the Company or if the Reviewing Party determines that Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.
3.	Change in Control. The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Board of Directors who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and any Expense Advance under this Agreement or any other

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agreement or the Certificate of Incorporation or By-laws, now or later in effect, relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
4.	Indemnification for Additional Expenses. The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees) and, if requested by Indemnitee, shall (within five (5) business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or the Certificate of Incorporation or By-laws, now or later in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors and officers liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment, or insurance recovery, as the case may be.
5.	Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties, and amounts paid in settlement of a Claim but not, however, for all of the total amount of the Claim, the Company shall nevertheless indemnify Indemnitee for the portion of the Claim to which Indemnitee is entitled. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter related to an Indemnifiable Event, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.
6.	Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder the Reviewing Party or court shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled.
7.	Reliance. For purposes of this Agreement, Indemnitee shall be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company if Indemnitee’s actions or omissions to act are taken in good faith reliance upon the records of the Company, including its financial statements,

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or upon information, opinions, reports or statements furnished to Indemnitee by the officers or employees of the Company in the course of their duties, or by committees of the Board of Directors, or by any other person (including legal counsel, accountants, consultants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In addition, the knowledge and/or actions, or failures to act, of any other director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnity hereunder.
8.	No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere or its equivalent shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Company (including, without limitation, the Board of Directors, any committee of the Board of Directors, legal counsel, or the stockholders) to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company (including, without limitation, the Board of Directors, any committee of the Board of Directors, legal counsel, or the stockholders) that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.
9.	Nonexclusivity. The rights of the Indemnitee under this Agreement shall be in addition to any other rights that Indemnitee may have under the Company’s Certificate of Incorporation or By-laws or the General Corporation Law of the State of Delaware. To the extent that a change in the General Corporation Law of the State of Delaware (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Certificate of Incorporation, By-laws or this Agreement, it is the intent of the Company and Indemnitee that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.
10.	Amendments; Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the Company and Indemnitee. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall such waiver constitute a continuing waiver.
11.	Insurance and Subrogation.

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11.1	To the extent the Company or an Affiliate of the Company maintains an insurance policy or policies providing directors and officers liability insurance, Indemnitee shall be covered by such policy or policies in accordance with its or their terms and to the maximum extent of the coverage available for any Company or Affiliate director or officer.
11.2	The Company represents that it presently has in force and effect directors and officers liability insurance on behalf of Indemnitee against certain customary liabilities which may be asserted against or incurred by Indemnitee. The Company hereby agrees that, so long as Indemnitee shall continue to serve as a director or officer, and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Indemnitee served as an officer or director, the Company shall purchase and maintain in effect for the benefit of Indemnitee such insurance providing (a) coverage at least comparable to that presently provided or (b) if such coverage is hereafter changed to provide any enhanced rights or benefits, the same coverage provided to the most favorably insured of the Company’s directors or officers; provided, however, if, the then Board of Directors determines in good faith that, either (x) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or (y) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance, then and in that event, the Company shall not be required to maintain such insurance; provided further, however, that if, after a Change in Control, the Board of Directors determines that the Company shall not be required to maintain such insurance, the Company shall be required to purchase a “tail” policy which (i) has an effective term of six (6) years from a Change in Control, (ii) covers Indemnitee for actions and omissions occurring on or prior to the date of the Change in Control, (iii) contains terms and conditions that are, in the aggregate, no less favorable to Indemnitee than those of the Indemnitee immediately prior to the Change in Control. The Company shall promptly notify Indemnitee of any good faith determination to reduce or not provide such coverage.
11.3	In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Company effectively to bring suit to enforce such rights.
12.	No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy,

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provision of the Certificate of Incorporation, By-law or otherwise) of the amounts otherwise indemnifiable under this Agreement.
13.	Defense of Claims. The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense of such Claim, with counsel reasonably satisfactory to the Indemnitee; provided, however, that if Indemnitee believes, after consultation with counsel selected by Indemnitee, that (i) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include both the Company and Indemnitee and Indemnitee concludes that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event to which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on all claims that are the subject matter of such Claim. Neither the Company nor Indemnitee shall unreasonably withhold its or his or her consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.
14.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors, and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director or officer of the Company or of any other enterprise at the Company’s request. The Company shall require and cause any successor to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
15.	Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void, or otherwise

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unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.
16.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.
17.	Specific Performance. The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.
18.	Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement. This Agreement may be executed by signatures delivered by facsimile or in pdf or other electronic format, which shall be deemed an original.
19.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties, whether written or oral, with respect to the subject matter hereof.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

AGREED AND ACCEPTED
Accepted by Wright Medical Group, Inc. and
effective as of 9/17/2011 (the
“Effective Date”)

ROBERT J. PALMISANO
WRIGHT MEDICAL GROUP, INC.

By:	/s/ David D. Stevens	/s/ Robert J. Palmisano

Title:	Interim CEO and Chairman

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

EXHIBIT F
GENERAL RELEASE AGREEMENT
     This General Release Agreement (this “Agreement”), is made and entered into this __ day of_________,_______, by and between Wright Medical Group, Inc. (the “Company ”), a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 5677 Airline Road, Arlington, Tennessee 38002, and Robert J. Palmisano (the “Executive”).
     The Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, successors and assigns, whether herein named or referred to or not, does hereby release, discharge, and acquit and by these presents does hereby release, acquit, and forever discharge the Company, its successors and assigns, their agents, servants, and employees, its subsidiaries, divisions, subdivisions, and affiliates (collectively, the “Company”), of and from any and all past, present, and future claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, arising out of or relating to the Executive’s employment with the Company or the termination thereof, hereinafter collectively referred to as claims. It is the intention of the parties hereto to affect a full and final general release of all such claims. It is expressly understood and agreed that this release and agreement is intended to cover, and does cover, not only all now known injuries, losses, and damages, but any future injuries, losses, and damages not now known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. The Executive is not releasing and “claims” shall not include any rights or claims the Executive has (1) pursuant to the Employment Agreement between the Company and the Executive, any equity award granted to the Executive by the Company or the Indemnification Agreement between the Company and the Executive; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company’s corporate documents or be covered under any applicable directors’ and officers’ liability insurance policies, (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards, and (4) with respect to any claims which arise after the date this Release is executed by the Executive.
     The Executive does hereby declare that the Executive does understand, covenant, and agree that the Executive will not make any claims or demands, or file any legal proceedings against the Company or join the Company as a party with respect to any claims released by the Executive herein nor shall the Executive proceed against any other party, person, firm, or corporation on the claims released above except as is necessary to enforce the terms and conditions of this Release and the Employment Agreement between the Executive and the Company. The Executive further declares that he is voluntarily forfeiting any right to recover or receive compensation in any form resulting from a legal action or demand against the Company

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by any other person or persons with respect to the claims released by the Executive herein.
THE FILING OF ANY CLAIM, DEMAND OR ANY AND ALL OTHER LEGAL PROCEEDINGS BY THE EXECUTIVE AGAINST THE COMPANY WITH RESPECT TO CLAIMS RELEASED BY THE EXECUTIVE HEREIN SHALL BE DEEMED TO BE A MATERIAL BREACH OF THE TERMS OF THIS AGREEMENT. SUCH BREACH SHALL IMMEDIATELY TERMINATE COMPANY’S DUTY TO PAY ANY FURTHER SUMS TO EXECUTIVE. ADDITIONALLY, EXECUTIVE SHALL INDEMNIFY AND HOLD HARMLESS THE COMPANY FROM ANY AND ALL JUDGMENTS, COSTS, EXPENSES, OR ATTORNEY FEES WHATSOEVER ARISING ON ACCOUNT OF THE FILING OF ANY SUCH CLAIM, DEMAND, OR OTHER LEGAL PROCEEDINGS BY THE EXECUTIVE WITHIN RESPECT TO THE CLAIMS HE HAS RELEASED HEREIN.
     It is further understood and agreed that the Company will pay and the Executive is accepting severance payments and benefits more fully described in the Employment Agreement between the parties in full accord and satisfaction of any obligations, claims, and/or disputes that Executive may have with the Company with respect to the claims released by the Executive herein.
     And the parties hereby declare, understand, covenant, and agree that the terms of the Employment Agreement, and the severance payments and benefits stated therein, are the sole consideration for this Release Agreement and that the Executive voluntarily accepts said consideration for the purpose of making a full and final compromise, adjustment and settlement of all claims for injuries, losses, and damages resulting, or to result, from the claims released by the Executive herein.
     It is further understood and agreed that this is the full and complete understanding of the parties, that it is the integrated memorial of their agreement and that there are no other written or oral understandings, agreements, covenants, promises, or arrangements, directly or indirectly connected with this release, that are not incorporated herein. The terms of this release are contractual and are not mere recitals.
     Notwithstanding the foregoing, nothing in this Release shall release any party from obligations resulting from the Employment Agreement nor prohibit any party from seeking the enforcement of the Employment Agreement.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

     IN WITNESS WHEREOF, the parties executed this Release as of the date set forth above.
AGREED AND ACCEPTED

WRIGHT MEDICAL GROUP, INC.
By:

Title:

EXECUTIVE

Robert J. Palmisano

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

EXHIBIT G
ADEA RELEASE
     In further consideration for the payment of severance payments and benefits provided under the Employment Agreement between (i) Robert J. Palmisano (hereinafter referred to as “Executive”) and (ii) Wright Medical Group, Inc.. (hereafter referred to as “Company”), Executive, for himself and Executive’s heirs, executors, administrators and assigns, hereby unconditionally releases and forever discharges the Company and each of the Company’s stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected arising out of or relating to his employment with the Company or his termination of such employment, including, but not limited to, rights, under the Age Discrimination in Employment Act of 1967, as amended from time to time, and other federal, state, or local laws prohibiting discrimination, any claims the employee may have with regard to Executive’s hiring, employment, and termination of employment, and any claims growing out of any legal restrictions on the Company’s right to terminate its employees (“Claim” or Claims”), which Executive now has, owns or holds, or claims to have owned or held, or which Executive at any time hereinafter may have owned or held or claimed to have owned or held against the Company. Executive is not releasing and Claims shall not include any rights or claims Executive has (1) pursuant to the Employment Agreement among Executive and the Company, any equity award granted to Executive by the Company, or the Indemnification Agreement between the Company and the Executive; (2) to be indemnified and advanced expenses in accordance with applicable law, or the Company’s corporate documents or to be covered under any applicable directors’ and officers’ liability insurance policies; (3) with respect to any rights which have accrued or become vested as of the date of this Release, including any rights to any outstanding equity awards; and (4) with respect to any Claims which arise after the date this Release is executed by Executive.
     To comply with the Older Workers Benefit Protection Act of 1990, as amended from time to time, this Release has advised Executive of the legal requirements of this Act and fully incorporates the legal requirements by reference into this Agreement as follows:
a.	This Agreement is written in layman’s terms, and Executive understands and comprehends its terms;

b.	Executive has been advised of Executive’s rights to consult an attorney to review the Agreement;

c.	Executive does not waive any rights or claims that may arise after the date the Release is executed;

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Employment Agreement — Robert J. Palmisano

d.	Executive is receiving consideration beyond anything of value to which he already is entitled;

e.	Executive has been given a reasonable period of time to consider this Agreement (45 days).
The Executive enters into this Release with full knowledge of its contents and enters into this Release voluntarily.
AGREED AND ACCEPTED

EXECUTIVE:

I acknowledge that I fully understand and agree that this Release may be pleaded by Wright Medical Group, Inc. as a complete defense to any claim released by me herein which hereafter may be asserted by me or a claim released by me herein against Wright Medical Group, Inc. for or on account of any matter or thing whatsoever arising out of the employment relationship or my termination from active employment for which I have released such claims herein.

Robert J. Palmisano
NOTE: EXECUTIVE IS HEREBY ADVISED OF HIS OR HER RIGHT TO RESCIND AND NULLIFY THIS AGREEMENT, WHICH RIGHT MUST BE EXERCISED, IF AT ALL, WITHIN SEVEN (7) DAYS OF THE DATE OF EXECUTIVE’S SIGNATURE. EXECUTIVE MUST REVOKE RELEASE BY LETTER TO WRIGHT MEDICAL TECHNOLOGY, INC., ATTENTION: GENERAL COUNSEL, 5677 AIRLINE ROAD, ARLINGTON, TN 38002, WITHIN SEVEN (7) DAYS. NO CONSIDERATION SHALL BE CONVEYED UNTIL SUCH TIME PERIOD HAS EXPIRED.

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

EXHIBIT H
MODIFIED 280G CUTBACK
     Notwithstanding anything to the contrary in this Agreement, in any other agreement between or among the Executive, and the Company or in any plan maintained by the Company or any Affiliate, if there is a 280G Change in Control (as defined in Section (g)(i) below), the following rules shall apply:
     (a) Except as otherwise provided in Section (b) below, if it is determined in accordance with Section (d) below that any portion of the Payments (as defined in Section (g)(ii) below) that otherwise would be paid or provided to the Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under Section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest total amount necessary in order for the aggregate present value of all such Payments after such reduction, as determined in accordance with the applicable provisions of Section 280G of the Code and the regulations issued thereunder, not to exceed the Excise Tax Threshold Amount (as defined in Section (g)(iii) below).
     (b) No reduction in any of the Executive’s Payments shall be made pursuant to Section (a) above if it is determined in accordance with Section (d) below that the After Tax Amount of the Payments payable to the Executive without such reduction would exceed the After Tax Amount of the reduced Payments payable to him in accordance with Section (a) above. For purposes of the foregoing, (i) the “After Tax Amount” of the Payments, as computed with, and as computed without, the reduction provided for under Section (a) above, shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any medicare or other employment taxes, and any other taxes) imposed on such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.
     (c) Any reduction in the Executive’s Payments required to be made pursuant to Section (a) above (the “Required Reduction”) shall be made as follows: first, any Payments that became fully vested prior to the 280G Change in Control and that pursuant to paragraph (b) of Treas. Reg. §1.280G-1, Q/A 24 are treated as Payments solely by reason of the acceleration of their originally scheduled dates of payment shall be reduced, by cancellation of the acceleration of their dates of payment; second, any severance payments or benefits, performance-based cash or performance-based equity incentive awards, or other Payments, in all cases the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

Treas. Reg. §1.280G-1, Q/A 24, shall be reduced; and third, any cash or equity incentive awards, or nonqualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. §1.280G-1, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, first by cancellation of any acceleration of their originally scheduled dates of payment (if payment with respect to such items is not treated as automatically occurring upon the vesting of such items for purposes of Section 280G) and then, if necessary, by canceling the acceleration of their vesting. In each case, the amounts of the Payments shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced only to the extent necessary to achieve the Required Reduction.
     (d) A determination as to whether any Excise Tax is payable with respect to the Executive’s Payments and if so, as to the amount thereof, and a determination as to whether any reduction in the Executive’s Payments is required pursuant to the provisions of Sections (a) and (b) above, and if so, as to the amount of the reduction so required, shall be made by no later than 15 days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”) jointly selected by the Executive and the Company, all of whose fees and expenses shall be borne and directly paid solely by the Company. The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its Affiliates or for any entity effecting the 280G Change in Control. If the Executive and the Company cannot agree on the firm to serve as Auditor, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The Auditor shall provide a written report of its determinations, including detailed supporting calculations, both to the Executive and to the Company. If the Auditor determines that no Excise Tax is payable with respect to the Executive’s Payments, either as a result of any Required Reduction the Auditor has determined should be made thereto or because the Auditor has determined that no Required Reduction must be made thereto, the written report which the auditor furnishes to the Executive and to the Company pursuant to the preceding sentence shall be accompanied by an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to the Executive’s Payments. Except as otherwise provided in Section (e) or Section (f) below, the determinations made by the Auditor pursuant to this Section (d) shall be binding upon the Executive and the Company.
     (e) If, notwithstanding (1) any determination made pursuant to Section (d) above that a reduction in the Executive’s Payments is not required pursuant to Section (a) above or (2) any reduction in the Executive’s Payments made pursuant to Section (a) above, the IRS subsequently asserts that the Executive is liable for Excise Tax with respect to such Payments, the Payments then remaining to be paid or provided to Executive shall be reduced as provided in Sections (a) and (b) above or shall be further reduced as provided in Section (a) above, and (if still necessary after such reduction or further reduction) any Payments already made to Executive shall be

Wright Medical Technology, Inc.
Employment Agreement — Robert J. Palmisano

repaid to the Company, to the extent necessary to eliminate the Excise Tax asserted by the IRS to be payable by the Executive. Any such reduction or further reduction or repayment (i) shall be made only if the IRS agrees that such reduction or further reduction or repayment will be effective to avoid the imposition of any Excise Tax with respect to the Executive’s Payments as so reduced or repaid and agrees not to impose such Excise Tax against the Executive if such reduction or further reduction or repayment is made, and (ii) shall be made in the manner described in Section (c) above,
     (f) Notwithstanding anything to the contrary in the foregoing provisions of this Exhibit E, if (i) the Executive’s Payments have been reduced pursuant to Section (a) above and the IRS nevertheless subsequently determines that Excise Tax is payable with respect to the Executive’s Payments, and (ii) if the After Tax Amount of the Payments payable to the Executive, determined without any further reduction or repayment as provided in Section (e) above, and without any initial reduction as provided in Section (a) above, would exceed the After Tax Amount of the Payments payable to him as reduced in accordance with Section (a), then (A) no such further reduction or repayment shall be made with respect to the Executive’s Payments pursuant to Section (e) above, and (B) the Company shall pay to Executive an amount equal to the reduction in the Executive’s Payments that was initially made pursuant to Section (a). Such amount shall be paid to the Executive in a cash lump sum by no later than the 15th day of the third month following the close of the calendar year in which the IRS makes its final determination that Excise Tax is due with respect to the Executive’s Payments, provided that by such day the Executive has paid the Excise Tax so determined to be due.
     (g) For purposes of the foregoing, the following terms shall have the following respective meanings:
          (i) “280G Change in Control” shall mean a change in the ownership or effective control of the Company or Wright Medical Technology, Inc. or in the ownership of a substantial portion of the assets of the Company or Wright Medical Technology, Inc., as determined in accordance with Section 280G(b)(2) of the Code and the regulations issued thereunder.
          (ii) “Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to the Executive or for his benefit in connection with a 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of Section 280G (b) (2) (A) (i) of the Code and the regulations issued thereunder.
          (iii) “Excise Tax Threshold Amount” shall mean an amount equal to (x) three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations issued thereunder, less (y) $1,000.